Exhibit 10

CONFIDENTIAL TREATMENT REQUESTED

Confidential Treatment Requested: Information for which confidential treatment has been requested is omitted and is noted with “[****]”.  An unredacted version of this document has been filed separately with the Securities and Exchange Commission

AMENDED AND RESTATED PRIVATE LABEL
CREDIT CARD PROGRAM AGREEMENT

among

World Financial Network National Bank
United Retail Group, Inc.
United Retail Incorporated

Dated as of November 22, 2005

i

(continued)

(continued)

(continued)

		Page

15.9	Notices	44

15.10	Binding Effect	44

15.11	Independent Contractor	45

15.12	Press Releases	45

15.13	Jurisdiction	45

15.14	Counterparts	45

15.15	Agreement Executed by Facsimile	45

15.16	Waiver of Jury Trial	45

15.17	Survival	45

AMENDED AND RESTATED PRIVATE LABEL
CREDIT CARD PROGRAM AGREEMENT

                    This Amended and Restated Private Label Credit Card Program Agreement is made as of November 22, 2005, to be effective as of January 29, 2006 (the “Effective Date”) by and among World Financial Network National Bank (“Bank”), United Retail Group, Inc. (“URGI”) and United Retail Incorporated (the latter two entities being collectively referred to herein as “Retailer”). Capitalized terms used herein have the meanings given to them in Article I (Definitions) hereof.

W I T N E S S E T H:

                    WHEREAS, Bank and Retailer are parties to that certain Private Label Credit Card Program Agreement dated as of January 27, 1998 (as it has been amended, modified and/or supplemented prior to the date hereof, the “Prior Agreement”);

                    WHEREAS, Retailer is engaged in the business of selling women’s clothing and other merchandise at retail; and

                    WHEREAS, Bank is engaged in the business of establishing private label consumer credit card programs for retailers and providing credit to consumers under credit card accounts established in connection therewith; and

                    WHEREAS, Bank and Retailer desire to amend and restate the Prior Agreement as stated herein as of the Effective Date.

                    NOW, THEREFORE, in consideration of the terms, conditions and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Retailer hereby agree as follows:

ARTICLE I
DEFINITIONS

          1.1     Definitions. As used in this Agreement, the following capitalized terms shall have the following meanings:

                    “Account” means and includes the following: (i) any open-end revolving Credit Card Agreement, between a Cardholder and Bank under the Program, pursuant to which such Cardholder may finance Purchases on credit, including all Existing Accounts; (ii) all Receivables, contract rights, general intangibles, chattel paper, and instruments related to, comprising, securing or evidencing the obligation, or the receivables therefrom; and (iii) any and all other rights, remedies, benefits, interests and titles, both legal and equitable, to which Bank may now or at any time hereafter be entitled in respect of the foregoing.

                    “Account Documentation” means, with respect to an Account, Credit Cards, Credit Card Applications, and Credit Card Agreements.

                    “Account Enhancement Services” shall have the meaning assigned to such term in Schedule 3.4 hereto.

                    “Affiliate” means, with respect to any Person, each Person that controls, is controlled by, or is under common control with, such Person. For the purpose of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

                    “Agreement” means this Amended and Restated Private Label Credit Card Program Agreement, including all annexes, exhibits and schedules, and including all amendments, modifications and supplements made from time to time.

                    “Applicant” means an individual who applies for an Account under the Program.

                    “Approval Rate” means the percentage of Credit Card Applications submitted at in-store point of sale locations that are approved by Bank.

                    “Automated Telephone Application Procedures” means a procedure designed to open Accounts at the point of sale or order entry, whereby, in either case, an application for credit is processed without a paper application being completed by an Applicant, such information instead being keyed into a telephone.

                    “Bank” shall have the meaning assigned to such term in the introductory paragraph hereto.

                    “Bank Privacy Policy” shall be the Bank’s written privacy policy utilized with respect to all of its client portfolios, as such policy may be amended or modified  in writing for all Bank clients by Bank’s executive management from time to time. The Bank Privacy Policy as of the date hereof is attached hereto as Exhibit B hereto.

                    “Bankruptcy Code” means Title 11 of the United States Code, as amended, or any other applicable state or federal bankruptcy, insolvency, moratorium or other similar Laws.

                    “Batch Prescreen Application Procedures” means the procedures relating to an offer of credit by Bank to certain customers prequalified by Bank in a batch, made typically within a catalog environment.

                    “Baseline Mix” shall have the meaning assigned to such term in Exhibit 4.11 hereto.

                    “Billing Cycle” means Bank’s practice of posting Consumer Charges, Cardholder payments and credits to Accounts on a monthly basis.

CONFIDENTIAL TREATMENT REQUESTED

Confidential Treatment Requested: Information for which confidential treatment has been requested is omitted and is noted with “[****]”.  An unredacted version of this document has been filed separately with the Securities and Exchange Commission

                    “Business Day” means any day, except Saturday, Sunday, or a day on which banks are required or permitted to be closed in Ohio.

                    “Cardholder” means any natural Person who has entered into a Credit Card Agreement with Bank or who is or may become obligated under or with respect to an Account.

                    “Cardholder List” shall mean any identification (in  magnetic tape or other format) of all Cardholders including, without limitation, the name, address, email address and telephone number of any such Person and the date on which and Store trade name in which she last made a Purchase, as well as any other identification or information contained in Exhibit 3.5 hereto. The foregoing notwithstanding, the parties acknowledge and agree that the Cardholder List shall not contain identifications or other information with respect to Existing Accounts unless such identifications or information were received by Bank from Citibank or are accepted by Bank thereafter.

                    “Charge Slip” means a sales receipt, register receipt tape or other invoice or documentation, whether in hard copy or electronic draft capture form, in each case evidencing a Purchase.

                    “Citibank” means Citibank (South Dakota), N.A. and its successors and assigns.

                    “Collateral Account” shall have the meaning assigned to such term in Section 13.10(a) (Collateral Account).

                    “Collateral Amount” shall have the meaning assigned to such term in Section 13.9 (Alternative to Termination).

                    “Collection Policies and Procedures” shall have the meaning assigned to such term in Section 4.9(a) (Collections).

                    “Consumer Charges” means late fees, finance charges and return payment fees as set forth in Exhibit 2.3 with such changes therein and additions thereto as may be proposed, reviewed and approved in accordance with Section 2.3(a) (Consumer Terms and Policies).

                    “Consumer Personal Information” shall mean that non-public personally identifiable information regarding Applicants, customers, and Cardholders, including but not limited to Account information that is subject to protection from publication under applicable Law.

                    “Cost of Funds” means, for any period, the following: (a) for up to the first [****] tranche of Receivables, the cost of financing such Receivables for the three (3) month period commencing February 1, 1999 and for each three (3) month period thereafter will be based on one-year treasuries plus [****] basis points to be reset every three (3) months, with one (1) year treasuries not to be more than [****] per annum and not to be less than [****] for the purpose of this calculation, and (b) for the balance of the Receivables, the cost of financing such

CONFIDENTIAL TREATMENT REQUESTED

Confidential Treatment Requested: Information for which confidential treatment has been requested is omitted and is noted with “[****]”.  An unredacted version of this document has been filed separately with the Securities and Exchange Commission

Receivables for that period, based on the following: the average annualized cost of borrowings of the Master Trust(s) for that period (weighted at [****] of the cost of financing) and the average annualized cost of Bank’s borrowings for that period (weighted at [****] of the cost of financing).

                    “Credit Card” means the plastic card owned by Bank under the Program exclusively for use with the Program, which card evidences a Cardholder’s right to make Purchases.

                    “Credit Card Agreement” means the open-end revolving credit agreement between Bank and each Cardholder pursuant to which such Cardholder may make Purchases, on credit provided by Bank, together with any modifications or amendments which may be made to such agreement.

                    “Credit Card Application” means Bank’s credit application which must be submitted to Bank by Applicants who wish to become Cardholders for review and approval or disapproval by Bank. For the avoidance of doubt, such applications shall include applications and/or responses in connection with Batch Prescreen Application Procedures, Quick Credit Application Procedures, On-Line Prescreen Application Procedures, Automated Telephone Application Procedures, Instant Credit Application Procedures and Web-Based Application Procedures.

                    “Credit Collateral Specifications” means, as of the date hereof, the specifications attached as Exhibit C hereto.

                    “Credit Documentation” means, with respect to an Account, any and all documentation relating to the Account, including, without limitation, Credit Cards, Credit Card Applications, Credit Card Agreements, Transaction Record(s), Charge Slips, Credit Slips, checks and stubs, credit bureau reports, adverse action information, change of terms notices and correspondence.

                    “Credit Sales Day” means any day, whether or not a Business Day, on which Goods and/or Services are sold by Retailer.

                    “Credit Slip” means a sales credit receipt or other documentation, whether in hard copy or electronic draft capture form, evidencing a return or exchange of Goods or a credit on an Account as an adjustment for Services rendered or not rendered to a Cardholder by (i) Retailer or (ii) a Person authorized by Retailer and approved by Bank (such approval not to be unreasonably withheld).

                    “Daily Payment” shall have the meaning assigned to such term in Exhibit 6.1 (Daily Payment).

                    “Damages” shall have the meaning assigned to such term in Section 14.1 (Indemnification by Retailer).

                    “Direct Marketing Program” means the sale of Goods and/or Services outside of Stores, including sales through direct mail, Internet, and bill stuffers. “Effective Date” shall have the meaning assigned to such term in the introductory paragraph hereto.

                    “Event of Bankruptcy” means, with respect to any Person, the occurrence of any of the following events:  (a) a decree or order, by a Governmental Authority having jurisdiction, is entered with respect to such Person and is not vacated, discharged, stayed or bonded within 60 days after the date of entry thereof, (i) for relief in respect of such Person pursuant to the Bankruptcy Code, (ii) appointing a custodian, receiver, liquidator, assignee, trustee, or sequestrator (or similar official) of such Person or of any substantial part of its properties, or (iii) ordering the winding-up or liquidation of the affairs of such Person, or (b) a person or entity other than such Person files a petition seeking the institution of any proceedings specified in clauses (a)(i), (ii) or (iii) in respect of such Person, and such petition shall not be discharged or dismissed within 60 days after the date of filing thereof, or (c) such Person (i) files a petition seeking relief pursuant to the Bankruptcy Code, (ii) consents to the institution of proceedings pursuant thereto or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of such Person or of any substantial part of its properties, or the winding up or liquidation of its affairs or (iii) takes corporate action in furtherance of any such action.

                    “Existing Accounts” means those private label credit card accounts bearing the names or trademarks, tradenames or logos of Retailer owned by Citibank, which have been conveyed to Bank by Citibank.

                    “Extended Term” has the meaning assigned to such term in Section 13.1(a) (Term of Agreement).

                    “Final Liquidation Date” shall mean the date on which Bank no longer owns any Accounts that have balances outstanding which have not been written off under the Write-Off Policy.

                    “Fiscal Month” means each four (4) or five (5) week period designated as such in the calendar published by the National Retail Federation for retailers on a Fiscal Year-reporting basis; provided that the Fiscal Month in which the Effective Date occurs shall be deemed to begin on the Effective Date.

                    “Fiscal Quarter” means each three (3) Fiscal Month period set forth in the calendar published by the National Retail Federation for retailers on a Fiscal Year-reporting basis; provided that the Fiscal Quarter in which the Effective Date occurs shall be deemed to begin on the Effective Date.

                    “Fiscal Year” means the fiscal year set forth in the calendar published by the National Retail Federation setting forth the fiscal year for retailers on a 52/53 week fiscal year ending on the Saturday closest to January 31; provided that the first Fiscal Year under this Agreement shall be the period beginning on the Effective Date and ending on the Saturday closest to January 31, 2007.

                    “Force Majeure Event” shall have the meaning assigned to such term in Section 12.6 (Force Majeure).

                     “Goodwill Adjustments” means credits to Accounts that are neither payments, returns or other in-store adjustments, write-offs nor chargebacks.

                    “Goods and/or Services” means all merchandise and services which may be purchased by Cardholders from Retailer or a Person authorized by Retailer and approved by Bank (such approval not to be unreasonably withheld) or pursuant to Value-Added Programs or through Direct Marketing Programs.

                    “Governmental Authority” means any government, any state, or any other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, in each case whether federal, state or local.

                    “Indebtedness” means liability for borrowed money.

                    “Initial Term” has the meaning assigned to such term in Section 13.1(a) (Term of Agreement).

                    “Instant Credit Application Procedures” means procedures designed to open Accounts at the point of sale or order entry whereby an application for credit is communicated to Bank either verbally at the point of sale or systemically during the catalog order entry process.

                    “Law” means all laws, codes, statutes, ordinances, rules, regulations, decrees and orders of any Governmental Authority.

                    “Lien” means any mortgage, pledge, assignment, claim, lien (statutory or other), right of first refusal, charge or encumbrance, imperfection of title or other matters affecting title, and any rights of third parties whatsoever, including, without limitation, any liens or encumbrances (whether choate or inchoate) arising in respect of taxes.

                    “Master Trust” means any trust to which Bank sells any Receivables (including Receivables from Existing Accounts) set up for purpose of securitization pursuant to a Master Trust Agreement.

                    “Measurement Notice” shall have the meaning assigned to such term in Section 4.1(b) (Bank’s Responsibilities).

                    “Month-End Accounts Receivable” means, for any calendar month, the amount of the month-end Receivables for that calendar month.

                    “Monthly Net Revenue” shall have the meaning assigned to such term in Section 13.8(b) (Failure of Retailer to Purchase Accounts Following Termination).

                    “Monthly Net Revenue Requirement” shall have the meaning assigned to such term in Section 13.8(b) (Failure of Retailer to Purchase Accounts Following Termination).

                    “Monthly Program Costs” means, for any calendar month, (a) the Cost of Funds for such calendar month, plus (b) the Write-Off Amount for such calendar month, plus (c) all consumer charges written off by Bank in accordance with the Write-Off Policy for such calendar month.

                    “Monthly Program Revenues” means, for any calendar month, Consumer Charges billed by the Bank with respect to such calendar month (including any real-time adjustments made by Bank during that month), excluding revenues in respect of Value-Added Programs.

                    “Net Revolving Non-Promotional Credit Sales” means, for any Credit Sales Day, the Net Transaction Volume for such Credit Sales Day as reflected in the Transaction Records for such Credit Sales Day, excluding the amount of Purchases reflected in said Transaction Records that were made pursuant to promotions under which finance charges or payments are deferred or waived.

                    “Net Transaction Volume” means, with respect to any period, an amount equal to the aggregate amount of Purchases (including all applicable shipping, handling and taxes) on Accounts for such period (as reflected in Transaction Records) less the aggregate amount of Credit Slips for such period (as reflected in Transaction Records).

                    “New Approval Rate Percentage” shall have the meaning assigned to such term in Exhibit 4.11.

                    “Non-Compliance Notice” shall have the meaning assigned to such term in Section 4.1(b) (Bank’s Responsibilities).

                    “Non-Permitted Credit Program” means any consumer credit, debit or charge program which may be utilized for the purchase of Goods and Services, other than a program which the Retailer is permitted to accept, utilize, market or promote pursuant to Section 12.1 (Retailer Acquisitions).

                    “On-Line Prescreen Application Procedures” means a procedure where a pre-screened offer of credit is made to Retailer’s customers meeting Bank’s credit criteria in a real-time pre-approved process according to the Operating Procedures. The process utilizes traditional order entry data elements to build customer records. The customer records are pre-screened by a credit bureau using Bank’s established criteria to determine if an offer of credit is appropriate. Customer records passing the Bank’s pre-screening credit criteria are returned to the point of entry where the pre-approved offer to open an Account is made. Records not passing the credit criteria are not returned and no offer is made.

                    “Operating Procedures” means the instructions and procedures to be followed by the parties in connection with the Program, as such instructions and procedures may be provided by Bank to Retailer from time to time in accordance herewith.

                    “Other Clients’ Policies and Procedures” shall have the meaning assigned to such term in Section 4.9 (Collections).

                    “Other Credit Terms and Criteria” shall have the meaning assigned to such term in Section 2.3(b) (Consumer Terms and Policies).

                    “Pass Through Expenses” means those expenses incurred by Bank in servicing the Accounts which are listed on Exhibit 5.2 hereto.

                    “Pay by Phone” means a service provided by Bank from time to time whereby Cardholders, for a fee paid to Bank and agreed to by Retailer, may make payments to Bank on Accounts using a pay by phone product offered by Bank.

                    “Permitted Change” means a change required to be made by Law or demand of any Governmental Authority, but only to the extent such change is required or demanded of all Persons regulated by the Government Authority that regulates Bank.

                    “Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or Governmental Authority.

                    “Pooling and Servicing Agreement” means a Pooling and Servicing Agreement entered into in connection with a Master Trust by Bank and a trustee, including each supplement thereunder, as the same may be amended, supplemented or otherwise modified from time to time.

                    “Principal Balance” means Receivables less billed Consumer Charges, including delinquent Consumer Charges.

                    “Prior Agreement” shall have the meaning assigned in the recitals hereto.

                    “Program” means the credit card program established pursuant to this Agreement and made available to qualified customers of Retailer to make Purchases.

                    “Program Assets” shall have the meaning assigned to such term in Section 13.7(a) (Purchase Following Termination).

                    “Purchase(s)” means purchase(s), for personal, family or household purposes, by a Cardholder of any Goods and/or Services on an Account, whether such purchase occurs in a Store, by mail order, through a catalogue, by telephone order, by computer or other direct access method or by any other medium or method through which a purchase can be effected.

                    “Put Notice” shall have the meaning assigned to such term in Section 13.7(b) (Purchases Following Termination).

                    “Quick Credit Application Procedures” means an in-store application procedure designed to open Accounts as expeditiously as possible at point of sale, whereby an application for an Account is processed electronically at the point of sale.

                    “Receivable” means any and all amounts owed from time to time with respect to the Purchases on an Account including, without limitation, any unpaid balances, Consumer Charges (including finance charges, deferred finance charges, fees and other charges), and charges for sales tax, regardless of whether such Receivable consists of an “account,” “chattel paper,” an “instrument” or a “general intangible” under and as defined in Article or Division 9 of the UCC applicable to such Receivable, and all proceeds of any of the foregoing.

                    “Retailer” shall have the meaning assigned to such term in the introductory paragraph hereto.

                    “Retailer Marks” means the various tradenames, trademarks, servicemarks and logos of Retailer set forth on Exhibit A hereto.

                    “Service Level Standards” shall have the meaning assigned to such term in Section 4.1(b) (Bank Responsibilities).

                    “Servicer” shall have the meaning assigned to such term in Section 4.3(b) (In-Store Payments).

                    “Solvent” means, when used with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that shall be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it shall, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged.

                    “Store Account” shall  have the meaning assigned to such term in Section 4.3(b) (In-Store Payments).

                    “Store Payment Notice” shall have the meaning assigned to such term in Section 4.3(b) (In-Store Payments).

                    “Stores” means any and all stores or other retail channels, including internet and catalogue operations, which are operated, conduct business or make sales under a Retailer Mark.

                    “Termination Notice” shall have the meaning assigned to such term in the fourth recital hereto.

                    “Transaction Record(s)” shall mean, with respect to each Purchase of Goods or Services by a Cardholder from Retailer and/or through Stores, each credit or return applicable to a Purchase of Goods or Services, and each payment received by Retailer and Stores from a Cardholder on Bank’s behalf: (a) the Credit Slip or Charge Slip corresponding to the Purchase, credit or return; or (b) a computer readable tape/cartridge or electronic transmission containing the following information: the Account number of the Cardholder, the Store number at which the Purchase, credit or return was made, the total of (i) the Purchase price of Goods or Services purchased or amount of the credit, as applicable, plus (ii) the date of the transaction, an identification of the Goods or Services purchased, credited or returned and the authorization code, if any, obtained by Retailer or  Store prior to completing the transaction; or (c) at Retailer’s option, an electronic record whereby Retailer or a Store electronically transmits the information described in subsection (b) hereof to a network provider (selected by Retailer at its expense), which in turn transmits such information to Bank by a computer tape/cartridge or electronic tape or transmission.

                    “UCC” means the Uniform Commercial Code (or analogous personal property security Law) of the jurisdiction with respect to which such term is used as in effect from time to time.

                    “Unsafe and Unsound Banking Practice” means an unsafe and unsound banking practice as defined in banking laws and regulations applicable to federally chartered credit card banks located in the State of Ohio.

                    “URGI” shall have the meaning assigned to such term in the introductory paragraph hereto.

                    “Value-Added Program” shall have the meaning assigned to such term in Exhibit 3.4 (Value-Added Programs).

                    “Web-Based Application Procedures” means web-based procedures that allow Applicants to apply for Accounts by submitting information online.

                    “Write-Off Amount” shall mean, for any period, an amount equal to (a) the Principal Balances written off by Bank in accordance with the Write-Off Policy in such period, less (b) the gross amount (without deduction for attorneys’ fees, collection agency fees or other collection fees) of cash recoveries in respect of written-off Receivables (including Receivables from Existing Accounts written off prior to and after the Conversion Date) received in respect of such period (including in connection with any sale by Bank of such written-off receivables).

                    “Write-Off Policy” shall mean the policy by which Bank writes off, as of the last day of every Billing Cycle, Accounts: (i) that are 180 days contractually past due during that Billing Cycle, (ii) as to which Bank has received official notice that the Cardholders obligated in respect thereof have filed petitions for relief under the Bankruptcy Code at least fifteen (15) days prior to the last day of that Billing Cycle, (iii) as to which the Cardholders are deceased, and/or (iv) which contain fraudulent charges, as such write-off policy may be modified in accordance with Section 4.9(c) (Collections).

ARTICLE II
THE PROGRAM

          2.1     Establishment of the Program; Generally.

                    (a)     Pursuant to the terms and conditions of this Agreement, Retailer and Bank hereby agree to continue and participate in the Program for the purpose of making open-end credit available (up to such credit limits as from time to time may be established and/or modified in accordance herewith) to qualified customers of Retailer for Purchases.

                    (b)     With respect to each Applicant under the Program who qualifies for credit under Bank’s credit standards as established under this Agreement, Bank shall open an Account, issue to such qualified Applicant a Credit Card, activate such Applicant’s Credit Card in accordance with the Operating Procedures and grant credit to such Applicant for Purchases. The terms and conditions upon which a Cardholder may use the Credit Card and upon which Bank may extend credit to a Cardholder shall be governed by the Credit Card Agreement between the Cardholder and Bank.

                    (c)     Bank shall make available to Retailer and Applicants, and Retailer at its option may utilize, Quick Credit Application Procedures, Batch Prescreen Application Procedures and On-Line Prescreen Application Procedures, Web-Based Application Procedures, Automated Telephone Application Procedures, Instant Credit Application Procedures, such other application procedures that Bank makes available to its other customers from time to time (except for any custom procedures which Bank may make available to a single client on special terms) or any combination thereof.

                    (d)     Bank shall make available to Retailer and its customers Internet Charge Slip processing and Cardholder Account customer service. If Retailer determines to utilize such procedures and services, Retailer shall be responsible for integrating and maintaining on its website at its sole expense a link to the Bank’s Internet website. Retailer will use reasonable efforts to integrate and maintain the link, and to ensure access to the Bank’s Internet website and reduce technical errors, and that its software providing the link will function, and continue to function, in a sound technical manner. Retailer shall monitor in its discretion the link to ensure it is functioning properly. In the event Bank changes or otherwise modifies the website address for Bank’s Internet site, Retailer will either update or modify the link as directed by Bank and at Bank’s expense. Retailer agrees that, in connection with the link, it will use Bank’s name, or any logo, statements or any other information that is related to Bank only as approved in advance and in writing by Bank.

          2.2     Retailer to Honor Credit Card. Retailer shall participate in the Program and honor any valid Credit Cards for Purchases. Only the cash selling price of Goods and Services (which shall include all applicable shipping, handling and taxes) shall be charged to Accounts. Retailer shall permit customers with Accounts to charge Goods and Services to their Accounts, subject to and in accordance with the Operating Procedures.

          2.3     Consumer Terms and Policies. (a)  The initial Consumer Charges applicable to Accounts are set forth in Exhibit 2.3 hereto. Except as provided in subsection (c) below, Bank shall consult with Retailer concerning whether and when to impose other charges under Credit Card Agreements and the amount of such additional charges. Any such additional charges must be mutually agreed upon by the parties. Except as provided in subsection (c) below, Bank shall consult with Retailer concerning any future changes to any Consumer Charges (including Consumer Charges specified on Exhibit 2.3 hereto), which changes must be mutually agreed upon by the parties, provided, however, that Bank in its reasonable discretion on an individual Cardholder basis, may reduce and/or waive any such Consumer Charges in the ordinary course of providing customer service in respect of, and collecting, Accounts.

                    (b)     Bank shall set the credit standards used in connection with the issuance of Credit Cards, the range of credit limits to be made available to individuals, the standards for increasing credit limits, the standards for termination or suspension of credit privileges, the terms for soliciting preapproved customers, the grace periods applicable to Accounts, the amount of minimum payments on Accounts and the other terms and conditions (other than Consumer Charges) under which credit is extended to Cardholders (collectively referred to herein as the “Other Credit Terms and Criteria”), all of which Other Credit Terms and Criteria must be mutually agreed upon by the parties. Except as provided in subsection (c) below, any changes made by Bank to Other Credit Terms and Criteria also shall be reviewed and may be approved or disapproved by Retailer in its reasonable discretion.

                    (c)     Notwithstanding any other provision of this subsection to the contrary, (i) each party, without the other’s approval, may take any actions at any time that it in good faith determines are required by law or demand of any Governmental Authority and (ii) Bank may take any actions that it in good faith determines are required to prevent the operation of the Program from becoming an Unsafe and Unsound Banking Practice and shall give such notice to Retailer as is reasonable under the circumstances. The determinations made by the parties in accordance with the preceding sentence shall take into account, if pertinent, the overall economics of the Program. Any changes so made by any party shall be made in a manner designed to ameliorate any negative impact on the other party or Cardholders.

          2.4     Bank to Extend Credit. Subject to (i) the terms of this Agreement, (ii) the credit limits applicable to each Account and (iii) the terms and conditions in the Credit Card Agreement, Bank shall extend credit to Cardholders in amounts set forth as the total for any Purchases reflected in Transaction Records received and accepted by Bank.

          2.5     Commencement of Program. The Program, as operated under this Agreement, shall commence on the Effective Date.

ARTICLE III
ADMINISTRATION

          3.1     Program Documents; Related Materials. (a) Bank and Retailer shall cooperate and assist each other in the preparation of all documents to be used in connection with the Program. Bank shall, following consultation with Retailer, provide Retailer or Cardholders, as applicable, with Credit Cards, credit card mailers and such other documents as are necessary for the operation of the Program, as well as forms of Credit Card Applications and Credit Card Agreements, all of which documents shall contain the Consumer Charges and Other Credit Terms and Criteria established pursuant to Section 2.3 (Consumer Terms and Policies).

                    (b)      All Credit Card Applications, Credit Card Agreements and Credit Cards shall clearly disclose that credit is being extended to Cardholders by Bank except as otherwise agreed by Bank. No Account Documentation given to Applicants or Cardholders shall be utilized unless Bank and Retailer have expressly approved the form and content of such documents in writing; provided, however, that if changes to Account Documentation are required by Law, then Bank shall not be required to obtain Retailer’s approval for any such change.

                    (c)      The foregoing subsections notwithstanding, Bank acknowledges and agrees that: (i) all Program documents and related materials needed to operate the Program (except in-store signage, temporary cards and applications) shall be provided by Bank at Bank’s expense and be in a form and of a quality substantially similar to that being used by Retailer immediately prior to the date hereof, and (ii) Bank, at Bank’s expense, shall accept electronic applications in the form currently used by Retailer and provide the dial-in networks to receive such forms.

          3.2     Credit Rejection. The rejection for credit of any individual Applicant under the Program in accordance with the terms hereof shall not give rise to any claim, liability, demand, offset, defense, counterclaim or other right or action by Retailer against Bank and Retailer hereby waives and releases any such claim that it may have against Bank, provided, however, that (a) Bank shall indemnify Retailer in accordance with Section 14.2(vi) (Indemnification by Bank), and (b) the parties shall have the respective rights and obligations in respect of Approval Rates set forth in Section 4.11 hereof.

          3.3     Ownership of Accounts. Bank shall be the sole and exclusive owner of all Accounts, Receivables and Account Documentation and shall be entitled to receive all payments made by Cardholders on Accounts, and Retailer acknowledges and agrees that it has no right, title or interest in any of the foregoing and no right to any payments made by Cardholders on Accounts or any proceeds in respect of the Accounts.

          3.4     Account Enhancement Services and Value-Added Programs. The parties and/or their designees shall provide Account Enhancement Services and Value-Added Programs as stated in Exhibit 3.4 hereto.

          3.5     Cardholder List and Other Cardholder Information. (a)  Retailer acknowledges and agrees that Bank is the sole and exclusive owner of the Cardholder List. Bank hereby grants to Retailer for the term of this Agreement an exclusive and royalty-free license to use (or sublicense or assign the right to use) the Cardholder List for all purposes, including for advertisements, solicitations or other marketing efforts, regardless of the manner or media through which the marketing effort is made, and regardless of whether the product or service has previously been marketed by Retailer, except that Retailer shall not sublicense or assign the right to use the Cardholder List to a third Person for that Person’s own use, it being understood that Retailer may sublicense or assign the right to use the Cardholder List to third Persons where the purpose is to make sales where the Credit Card is one form of tendering payment. Retailer’s use of the Cardholder List shall be in accordance with any legal restrictions identified by Bank and with applicable Law and this Agreement. The foregoing notwithstanding, Bank shall have the exclusive right (even as to Retailer) to use the Cardholder List (or any other lists including information relating to Cardholders or Applicants for Accounts obtained in connection herewith) to operate the Program in accordance with this Agreement (which operation shall include, without limitation, the offering of Account Enhancement Services to Cardholders in accordance with Exhibit 3.4 hereto). Bank shall not use the Cardholder List (or any other lists including information relating to Cardholders or Applicants for Accounts obtained in connection herewith) except in connection with the Program (including Account Enhancement Services) and in accordance with applicable Law and this Agreement. For the avoidance of doubt, the parties acknowledge that Bank’s use of the Cardholder List (or any other lists including information relating to Cardholders or Applicants for Accounts obtained in connection herewith) in accordance with this Agreement in connection with Bank’s internal risk management procedures (e.g., antifraud mechanisms) shall be deemed a use in connection with the Program. Each parties’ use rights in respect of the Cardholder List shall include a right to sublicense for permitted purposes hereunder.

                    (b)     Bank shall maintain, update and provide Retailer with a Cardholder List in the form of Exhibit 3.5 hereto monthly at no charge to Retailer and, if requested by Retailer, Bank also shall update and provide Retailer with such Cardholder List more frequently than monthly, at costs to be agreed upon by the parties.

          3.6     Publicity. Any press releases, advertisements, publicity or other materials which promote the Program shall not be publicly distributed or disseminated without the prior written consent of Retailer and Bank; provided, however, that (i) neither party shall be required to obtain the other’s consent for any portion of a document containing disclosures or other information which in such person’s judgment is required by or appropriate to comply with, any applicable Law; and (ii) Retailer shall not be required to obtain Bank’s consent for any materials that do not contain or reference credit terms, the Program or the Bank.

          3.7     Promotions. Retailer shall use its reasonable efforts to promote the use of Credit Cards and to acquire new Cardholders through, for example, making available to new Cardholders “instant credit,” “quick credit,” pre-approved solicitations and applications and the use of promotional material displayed in stores and special offers to Cardholders.

ARTICLE IV
OPERATING RESPONSIBILITIES OF THE PARTIES

          4.1     Bank’s Responsibilities. (a)  Bank, itself or through its Affiliates, shall operate all credit operations and facilities with respect to the Accounts. Bank’s responsibilities shall include, without limitation, providing the following services during the term of this Agreement:

(i) Account approval (including scoring methodology) and set-up (including approval and set-up in respect of electronic quick- credit applications and quick-credit referral applications);

(ii) purchase authorizations (including pursuant to downtime procedures or floor limits reasonably acceptable to Retailer);

(iii) Pay by Phone services;

(iv) customer service;

(v) systems services;

(vi) billing statement processing and mailing;

(vii) credit card embossing and mailing;

(viii) payment processing;

(ix) ensuring legal compliance of Account Documentation and other Program documents;

(x) maintaining disaster recovery plan sufficient to protect the interests of Retailer;

(xi) providing a real time open-to-buy functionality (i.e., providing availability of credit based upon In-Store Payments immediately after receipt of notice of such In-Store Payments);

(xii) risk management (including credit limit management, collection strategy and collection management);

(xiii) conducting periodic Cardholder satisfaction surveys and using commercially reasonable efforts to respond to the results of such surveys;

          (xiv)   referring Cardholder inquiries to the providers of the Value-Added Program subject to inquiry (or to such other Person as Retailer may designate), provided, however, that Bank shall do no more than make such referrals;

(xv) approving credit marketing materials submitted by Retailer in respect of the Program within five (5) days after receipt thereof;

(xvi) replying in writing to the authors of presidential complaints and providing Retailer with a copy of each such reply; and

(xvii) making Goodwill Adjustments as appropriate, which shall include waiving Late Fees at least once each year per Cardholder at such Cardholder’s request.

In the event that Bank operates the Program through its Affiliate(s), Bank shall be and remain responsible for the conduct of such Affiliate(s) hereunder.

                    (b)     Bank shall perform its services hereunder in accordance with the service standards set forth on Exhibit 4.1(b)(1) (the “Service Level Standards”). Not later than ten (10) Business Days after each calendar month, Bank shall advise Retailer in writing of the extent to which it has complied with the Service Standards during the preceding full calendar month (a “Measurement Notice”). If any Measurement Notice indicates that Bank failed to meet or exceed the Service Level Standard for any Service identified on Exhibit 4.1(b)(1), Retailer shall be entitled to notify Bank in writing within ten (10) Business Days thereafter whether, if such failure is not corrected in accordance with this subsection, it shall seek a Servicing Defect Fee (as indicated on Exhibit 4.1(b)(2)) for such non-compliance (the “Non-Compliance Notice”). If (i) Retailer sends a Non-Compliance Notice in respect of any Service Level Standard(s) for any calendar month, and (ii) Bank again fails to meet the indicated Service Level Standard(s) in any of the next nine (9) calendar months after the calendar month in which the Non-Compliance Notice was delivered, Bank shall pay to Retailer, for each calendar month during which such a failure occurs during the next nine (9) calendar month period, a Servicing Defect Fee calculated in accordance with Exhibit 4.1(b)(2).

                    (c)     Bank may, from time to time, provide special services relating to the Program, including, without limitation, consulting services, gift certificate calls and fulfillment, rebate fulfillment, telemarketing, and special processing or accounting reports required in connection with promotional activities. Bank agrees that if it offers any such special services to other retailers, it shall offer such services to Retailer. Bank shall be entitled to a fee from Retailer for any such additional services as agreed to by Bank and Retailer on a program-by-program basis, which fee shall be reasonably comparable to those charges for substantially similar services in the open market.

                    (d)     Bank shall designate a manager to serve as Bank’s coordinator of the Program with Retailer. Such manager shall be knowledgeable about this Agreement, the Program and Bank’s practices in connection herewith, as well as Bank’s private label programs generally, and shall serve as a liaison to Retailer with regard to the day-to-day operation of the Program.

          4.2     Retailer’s Responsibilities. (a)  Retailer shall perform the following in-store activities:

(i) permitting Cardholders to purchase Goods and Services on Accounts, in accordance with the Operating Procedures;

(ii) promoting and accepting Credit Card Applications, and communicating credit information therefrom about prospective Cardholders to Bank;

(iii) providing Cardholders with appropriate instructions in respect of notifying Bank of Cardholders’ changes in billing addresses;

(iv) obtaining electronic credit authorizations from Bank unless the network is down (in which event Retailer shall follow floor limits or other downtime authorization procedures);

(v) assisting Cardholders in communication with Bank;

(vi) displaying promotional material related to Accounts;

          (vii)    obtaining proper identification from all Cardholders (1) in connection with all Purchases where Credit Cards are not presented or (2) when requested to do so by Bank in its reasonable discretion in individual instances as part of the authorization process;

(viii) obtaining the Cardholder’s account number where a Cardholder does not have her Credit Card in her possession;

(ix) providing Bank with copies of presidential complaints related to the Program, Cardholders or Accounts; and

(x) subject to Section 4.3 (In-Store Payments), accepting In-Store Payments, if applicable, and forwarding to Bank complete information regarding all such In-Store Payments.

                    (b)     Retailer shall retain a legible copy of each Charge Slip for six (6) months following the date of each Purchase and shall provide such copy to Bank within fifteen (15) days of Bank’s request therefor. Retailer shall arrange for Bank to have access to all electronically captured data and information related to the Program, including, without limitation, all electronically captured sales data and Cardholder signatures.

                    (c)     Retailer shall designate a manager to serve as Retailer’s coordinator of the Program with Bank. Such manager shall be knowledgeable about this Agreement, the Program and Retailer’s practices in connection herewith and shall serve as a liaison to Bank with regard to the day-to-day operations of the Program. Bank shall provide adequate workspace for such manager at the Bank during such times that such manager visits the Bank.

          4.3     In-Store Payments. (a)  Retailer may accept cash payments from Cardholders for amounts due on Accounts (“In-Store Payments”).

                    (b)     Notwithstanding the provisions of Section 4.3(a) (In-Store Payments), if any Event of Bankruptcy has occurred with respect to Retailer (and so long as the same has not been dismissed), Retailer shall promptly comply with any written instruction (a “Store Payment Notice”) received by Retailer from Bank or any successor to Bank as “Servicer” under the Pooling and Servicing Agreement (Bank or any such successor being the “Servicer”) to take either of the following actions (as specified in such instruction):

(i) cease accepting In-Store Payments and thereafter inform Cardholders who wish to make In-Store Payments that payment should instead be sent to Servicer; or

          (ii)      (A) deposit an amount equal to all In-Store Payments received by each Store, not later than the Business Day following receipt, into a segregated trust account (the “Store Account”) established by Retailer for this purpose and, pending such deposit, to hold all In-Store Payments in trust for Bank and its assigns, (B) use commercially reasonable efforts not to permit any amounts or items not constituting In-Store Payments to be deposited in the Store Account and (C) cause all available funds in each Store Account to be transferred on a daily basis to an account designated in the Store Payment Notice;

provided that Retailer need not take the actions specified in clause (i) or clause (ii) if Retailer or any of its Affiliates provides the Servicer or the Trustee under (and as defined in) the Pooling and Servicing Agreement with a letter of credit, surety bond or other similar instrument covering collection risk with respect to In-Store Payments.

                    (c)     Within one (1) day after receiving any payment for an Account, Retailer shall notify Bank of such payment by electronic data transmission (including payment date, amount, and account number) and Bank shall deduct such amount from any amounts due Retailer hereunder unless such amount shall be deposited in the Store Account in accordance with Section 4.3(b)(ii) above.

          4.4     Statement Messages and Inserts. Subject to the right of Bank to include in Cardholder periodic billing statement mailings any legal notices necessary to send to Cardholders, Retailer shall have the sole right to have materials advertising its Goods and Services and any Value-Added Programs in such mailings. Such materials shall conform to size requirements contained in the Credit Collateral Specifications. Retailer shall use reasonable efforts to (i) notify Bank at least fifteen (15) days before the proposed billing cycle of any such statement insert, and (ii) provide Bank with a draft copy of any such advertising material at the time it notifies Bank of such mailing for Bank and, with respect to any references to Bank, the Credit Card or the Accounts, provide Bank with the opportunity to review and approve or disapprove such draft copy in its reasonable discretion. Retailer shall provide Bank with the materials to be included in the mailing not less than two (2) Business Days prior to the initial insertion date. Retailer shall also have the right, without charge, to have messages printed on billing statements, provided that Retailer meets the Credit Collateral Specifications.

          4.5     Scoring and Credit Management. Bank shall consult with Retailer concerning the scoring and credit limit management policies and procedures existing on the date hereof and any changes to the scoring and credit limit management policies and procedures. In the event that the scoring and credit limit management policies and procedures used in connection with the Program are less favorable to Retailer than the scoring and credit limit management policies and procedures used in connection with any of Bank’s other retail client programs in similar industries, Bank shall so advise Retailer promptly and, if Retailer so requests, shall revise the scoring and credit limit management policies and procedures of the Program to reflect the favorable elements of the other retail client policies and procedures. In addition, upon Retailer’s request, Bank shall review with Retailer the performance of the Accounts and Receivables and shall provide Retailer on a monthly basis with such reports as shall be mutually agreed upon regarding the ongoing performance of the Accounts and Receivables. Notwithstanding any other provision of this subsection to the contrary, (i) each party, without the other’s approval, may take any actions at any time that it in good faith determines are required by Law or demand of any Governmental Authority and (ii) Bank may take any actions that it in good faith determines are required to prevent the operation of the Program from becoming an Unsafe and Unsound Banking Practice and shall give such notice as is reasonable under the circumstances. The determinations made by the parties in accordance with the preceding sentence shall take into account, if pertinent, the overall economics of the Program. Any changes so made by any party shall be made in a manner designed to ameliorate any negative impact on the other party or Cardholders. All of the parties’ rights and obligations under this Section 4.5 expressly are subject to Bank’s obligations under Sections 4.11 and 13.6 hereof.

          4.6     Operation of the Program. (a)  During the term of this Agreement, Bank shall operate, maintain and promote the Program for all Stores and Direct Marketing Programs in a professional manner in accordance with the Operating Procedures and Credit Collateral Specifications existing on the date hereof. Bank shall consult with Retailer concerning any changes to the Operating Procedures or Credit Collateral Specifications, which changes shall be mutually agreed upon by the parties. The parties shall cooperate in the operation of the Program and in developing and implementing procedures necessary for the operation of the Program. Bank shall have the right to make changes to the Operating Procedures and Credit Collateral

Specifications subject to Retailer’s consent not to be unreasonably withheld as necessary as a result of Bank’s use of third party vendors. Notwithstanding any other provision of this subsection to the contrary, (i) each party, without the other’s approval, may take any actions at any time that it in good faith determines are required by Law or demand of any Governmental Authority and (ii) Bank may take any actions that it in good faith determines are required to prevent the operation of the Program from becoming an Unsafe and Unsound Banking Practice and shall give such notice as is reasonable under the circumstances. The determinations made by the parties in accordance with the preceding sentence shall take into account, if pertinent, the overall economics of the Program. Any changes so made by any party shall be made in a manner designed to ameliorate any negative impact on the other party or Cardholders. All of the parties’ rights and obligations under this Section 4.6 expressly are subject to Bank’s obligations under Sections 4.11 and 13.6 hereof.

                    (b)     Bank shall operate the Program as separate programs for each separate group of Stores of Retailer to the following extent. To the extent that the name, trademark or tradename used by United Retail Incorporated or one or more of its groups of Stores appears on the credit cards, billing and dunning statements, customer correspondence, applications, etc., Bank shall divide the Cardholders into not more than eight groups and use for each group the name or mark specified by Retailer for such group, but unless otherwise agreed Bank shall administer the Program uniformly for all groups. All Accounts (for all groups) will be billed in no more than three consecutive Billing Cycles within the same calendar week each month.

          4.7     Reports. Bank shall provide Retailer with the reports specified on Exhibit 4.7 hereto in the frequency specified on Exhibit 4.7, and with such other reports as Retailer reasonably may request from time to time. If such other reports are not readily available, Retailer shall pay Bank for customization in accordance with Exhibit 5.2.

          4.8     Equipment; Systems. (a)  Retailer shall maintain at its own expense the point of sale and authorization terminals, credit card imprinters and other items of equipment as used by it prior to the date hereof to receive authorizations, transmit Charge Slip and Credit Slip information, process Credit Card Applications and perform its obligations under this Agreement.

                    (b)     Bank shall maintain at its own expense the equipment and computer systems needed to perform its obligations hereunder in accordance with the standards set forth herein.

                    (c)     The computer programs and telecommunications protocols to facilitate communications between Bank and Retailer shall be mutually agreed upon from time to time subject to reasonable prior notice of any change in such programs, equipment or protocols.

          4.9     Collections. (a)  Except as may be provided in subsection (c) below, Bank shall consult with Retailer concerning any changes to the collection policies and procedures existing on the Effective Date. In addition, Bank shall have the obligations specified in subsection (b) below. All of the parties’ rights and obligations under this Section 4.9 expressly are subject to Section 13.6 hereof.

                    (b)     If, during the period(s) specified in Section 13.6 hereof, the collection policies and procedures used in connection with the Program (including timing of collection calls, collector experience levels and collection technology but excluding the average number of delinquent accounts assigned to a collector) are less favorable to Retailer than the comparable collection policies and procedures used in connection with Bank’s other retail clients in similar industries (“Other Clients’ Policies and Procedures”), Bank shall advise Retailer and promptly thereafter improve the collection policies and procedures used in connection with the Program (excluding the average number of delinquent accounts assigned to a collector) to a level and quality at least equal to the Other Clients’ Policies and Procedures without any additional cost to Retailer.

CONFIDENTIAL TREATMENT REQUESTED

Confidential Treatment Requested: Information for which confidential treatment has been requested is omitted and is noted with “[****]”.  An unredacted version of this document has been filed separately with the Securities and Exchange Commission

                    (c)     Notwithstanding any other provision of this subsection to the contrary, (i) each party, without the other’s approval, may take any actions at any time that it in good faith determines are required by Law or demand of any Governmental Authority and (ii) Bank may take any actions that it in good faith determines are required to prevent the operation of the Program from becoming an Unsafe and Unsound Banking Practice, and shall give such notice as is reasonable under the circumstances. The determinations made by the parties in accordance with the preceding sentence shall take into account, if pertinent, the overall economics of the Program. Any changes so made by any party shall be made in a manner designed to ameliorate any negative impact on the other party or Cardholders.

          4.10   Costs of the Program. Except to the extent of Pass Through Expenses and other fees expressly provided for herein, Bank shall bear all costs associated with the administration of the Program.

          4.11   Approval Rates. Bank obligations with respect to Approval Rates are set forth in Exhibit 4.11.

ARTICLE V
SETTLEMENT PROCEDURES

          5.1     Daily Settlement For Transaction Record(s). (a)  Retailer shall electronically transmit all Transaction Records to Bank in a format mutually agreed upon by the parties. Upon receipt, Bank shall promptly verify and process such Transaction Records, and in the time frames specified herein, Bank shall remit to Retailer an amount equal to (a) the Net Transaction Volume indicated by such Transaction Record(s) for the Credit Sales Day(s) for which such remittance is made, plus (b) the Daily Payment for such Credit Sales Day(s), less (c) any In-Store Payments received on such Credit Sales Day(s) and not deposited in a Store Account. In the event Bank discovers any discrepancies in the amount of Transaction Records submitted by Retailer or paid by Bank to Retailer, Bank shall notify Retailer in detail of the discrepancy, and credit or debit Retailer, as the case may be, in a subsequent daily settlement. Bank shall transfer funds via federal wire transfer to an account designated in writing by Retailer to Bank. If Transaction Record(s) is received by Bank’s processing center before [****] on a Business Day, Bank shall pay the amount owed to Retailer by [****]. In the event that the Transaction Record(s) is received [****] on a Business Day, then Bank shall pay the amount owed to Retailer no later than [****].

                    (b)     Notwithstanding the foregoing, if any Event of Bankruptcy has occurred with respect to Retailer (and so long as the same has not been dismissed), Credit Slips payable by Retailer to Bank as part of the Net Transaction Volume shall no longer be netted against Purchases on Accounts, but instead Retailer shall transfer the amount of such Credit Slips to Bank by wire transfer of immediately available funds (or, if the aggregate amount to be transferred pursuant to this Section is less than [****], by check sent to Bank by overnight delivery service), not later than the second Business Day following the date on which the events giving rise to such credits occur (and amounts payable by Bank for Purchases on Accounts shall be made without deduction for Credit Slips). If Retailer does not pay to Bank the amount of all

CONFIDENTIAL TREATMENT REQUESTED

Confidential Treatment Requested: Information for which confidential treatment has been requested is omitted and is noted with “[****]”.  An unredacted version of this document has been filed separately with the Securities and Exchange Commission

Credit Slips as required by the immediately preceding sentence, Bank shall have the right to set off all such amounts against daily settlements or other amounts to be paid to Retailer.

          5.2     Pass-Through Expenses. Bank shall invoice Retailer monthly for the Pass-Through Expenses payable by Retailer pursuant to this Agreement. Retailer shall pay Bank within fifteen (15) Business Days of receipt of each such invoice.

          5.3     Taxes. Retailer shall be responsible for, and shall either pay or reimburse Bank for, any and all federal, state and local taxes or assessments of any kind levied on or with respect to the Program, except for any franchise or income taxes of Bank, its parent or other affiliates, or those assessed on the net worth of Bank or its parent or other Affiliates.

          5.4     Settlement Reports. Bank shall provide a daily settlement report to Retailer documenting each day’s settlement under Section 5.1 (Daily Settlement for Transaction Record(s)) hereof. Bank shall provide a monthly report to Retailer, prior to or with each invoice under Section 5.2 (Pass-Through Expenses) hereof containing detailed documentation of all fees and expenses.

ARTICLE VI
PROGRAM ECONOMICS

          6.1     Payments by Bank to Retailer. Bank shall pay to Retailer the amounts set forth in Exhibit 6.1.

          6.2     Postage. Postage costs for Credit Card statements that exceed one ounce shall be a direct Pass Through Expense to Retailer. However, Bank promptly shall notify Retailer of each instance in which inserts provided to Bank in accordance with Section 4.4 (Statement Messages and Inserts), when taken together with a one-page statement, envelope and remittance envelope, will exceed one ounce. Unless, within eight (8) hours after receipt of such notice, Retailer advises Bank to exclude any insert(s) from its mailings, the additional postage cost shall be passed through as a Pass Through Expense in accordance herewith. Any additional out-of-pocket expenses incurred by Bank in postage to mail billing statements and other correspondence due to any increase(s) in excess of [****], in the cost of postage from the United States Postal Service after the Effective Date also shall be borne by Retailer. Adjustments shall be made for any subsequent decreases in such expenses.

          6.3     Reconciliation of Disputes. (a)  Each party agrees to cooperate fully with the other parties in furnishing any information or performing any action reasonably requested of such party to enable the requesting party to perform its obligations under this Agreement and to comply with applicable Laws and regulations.

                    (b)     The parties agree that it is their desire to use their best efforts to resolve amicably any and all disputes or disagreements that may arise between them with respect to the interpretation or application of any provision of this Agreement or with respect to the performance by each party of its obligations under this Agreement, in order to avoid an early termination of this Agreement and in order to avoid litigation between the parties. Toward that end, the parties agree that in the event any dispute or disagreement arises that cannot be resolved at the operating level by the employees of each party having direct responsibility for the performance or operating function in question, each of the parties shall promptly appoint a senior officer to confer for the purpose of endeavoring to resolve such dispute or negotiate an adjustment to such provision. Any disputes that, if not resolved, may lead to an allegation by one party that it has a right to terminate this Agreement early, shall be referred to the Chief Financial Officer of Retailer and the Chief Financial Officer of Bank, who shall confer and diligently attempt to find reasonable methods of correcting the condition giving rise to the anticipated early termination event. No legal proceedings for the resolution of any such dispute shall be commenced or notice of termination of this Agreement shall be served until such officers have so conferred, and unless and until a party concludes, in good faith, that amicable resolution through continued negotiation of the matter at issue does not appear likely and such party provides written notice of same to the other parties.

                    (c)     All disputes about financial computations under this Agreement which cannot be resolved in accordance with the terms of subsection 6.3(b) above shall be resolved by an arbitrator in New York, New York (but, at the parties’ request, the arbitrator shall travel to the relevant books and records), in accordance with the rules of the American Arbitration Association then obtaining, unless the parties mutually agree in writing to the contrary. Such arbitrator shall be an active or retired partner of a major accounting firm. The award rendered by the arbitrator shall be final and judgment may be entered upon it in accordance with the applicable law in any court having jurisdiction thereof. Retailer and Bank and their respective accountants shall make readily available to the arbitrator all relevant books, records, work papers and personnel reasonably requested by the arbitrator. The resolution of all disputes about financial computations by the arbitrator shall be final and binding on Retailer and Bank upon written notice thereof to each such party. The fees and expenses of the arbitrator shall be borne by the party found accountable by the arbitrator.

          6.4     Sales Tax Recapture. The parties agree that it is Retailer’s obligation to collect from retail buyers sales tax and to pay those taxes over to Governmental Authorities, including payment of sales tax on the sale of Goods and/or Services charged to Accounts. Accordingly, Retailer is entitled to any credits for sales tax from Governmental Authorities arising from bad debt.

ARTICLE VII
CHARGEBACK

           7.1    Bank’s Right to Chargeback. Bank shall have the right, at its option, to chargeback to Retailer the amount of any Charge Slip or Credit Slip in accordance with the chargeback procedures set forth in the Operating Procedures if with respect thereto:

                    (a)     a Cardholder asserts any claim or defense against Bank as a result of any act or omission of Retailer, any other Person authorized to accept Credit Cards or any Person providing Value-Added Programs or Direct Marketing Programs (but excluding Account Enhancement Services) allegedly in violation of any applicable law, statute, ordinance, rule or regulation;

                    (b)     a Cardholder disputes the amount or existence of the transaction covered by such Charge Slip or refuses to pay alleging dissatisfaction with Goods and Services (other than Account Enhancement Services) received, a breach of any warranty or representation by Retailer, any other Person authorized to accept Credit Cards or any Person providing Value-Added Programs or Direct Marketing Programs (but excluding Account Enhancement Services) in connection with the transaction, or an offset or counterclaim against Bank based on an act or omission of Retailer, any other Person authorized to accept Credit Cards or any Person providing Value-Added Programs or Direct Marketing Programs (but excluding Account Enhancement Services); and

                    (c)     Retailer fails to promptly retrieve and deliver to Bank within fifteen (15) days after a request by Bank, a hard copy of such Charge Slip (unless such Charge Slip arose in connection with a mail order sale, in which event, no hard copy need be provided by Retailer).

          7.2     Exercise of Chargeback. Bank shall provide to Retailer a reasonably detailed explanation of the basis of chargebacks from time to time during each month. Retailer shall pay Bank in respect of charged back amounts monthly. Upon receipt of such amount, Bank shall assign, without recourse, all right to payment for such Charge Slip or portion thereof to Retailer.

ARTICLE VIII
REPRESENTATIONS AND WARRANTIES OF RETAILER

          8.1     Representations and Warranties of Retailer. To induce Bank to establish and administer this Program, Retailer makes the following representations and warranties to Bank, each of which shall survive the execution and delivery of this Agreement, and each of which shall be deemed to be restated and remade on each day on which any Account is opened or Transaction Record(s) is submitted to Bank:

                    (a)     Existence. Each of Retailer (i) is a corporation duly organized, validly existing, and in good standing under the Laws of the State of its incorporation; (ii) is duly qualified and in good standing under the Laws of each jurisdiction where its ownership or lease of property or the conduct of its business require such qualification except where failure to so qualify or the lapse of such qualification has not or is not expected to have a material adverse effect on its ability to perform its obligations hereunder; (iii) has the requisite power and authority and the legal right to own and operate its properties, to lease the properties it operates under lease, and to conduct its business as now conducted and hereafter contemplated to be conducted; (iv) has all necessary licenses, permits, consents, or approvals from or by, and has made all necessary notices to all governmental authorities having jurisdiction, the absence of which would have a material adverse effect on its operation; and (v) is in compliance with its organizational documents in all material respects.

                    (b)     Power, Authorization; Enforceable Obligation. The execution, delivery, and performance of this Agreement and all instruments and documents to be delivered by each of Retailer hereunder:  (i) is within its corporate power; (ii) has been duly authorized by all necessary or proper corporate action; (iii) does not and shall not contravene any provisions of its organizational documents; (iv) shall not violate any Law or regulation or any order or decree of any court or governmental instrumentality; (v) shall not conflict with or result in the breach of, or constitute a default under, any indenture, mortgage, deed of trust, lease, agreement, or other instrument to which it is a party or by which it or any of its assets or property are bound; and (vi) does not require any filing or registration with or the consent or approval of any governmental authority or any other person which has not been made or obtained previously. This Agreement has been duly executed and delivered by each of Retailer, and constitutes a legal, valid, and binding obligation of each of Retailer, enforceable against Retailer in accordance with its terms (except as such enforceability may be limited by equitable principles of general application and subject to applicable bankruptcy and other laws affecting the rights of creditors generally).

                    (c)     Litigation. As of the date of this Agreement, there is no claim, litigation, proceeding, arbitration, investigation or material controversy pending before any court, tribunal, governmental body or governmental agency to which either of Retailer is a party and by which it is bound, which is likely to have a material adverse effect on the ability of that Retailer to consummate the transactions contemplated hereby, and, to the best of each Retailer’s knowledge and information, no such claim, litigation, proceeding, arbitration, investigation or controversy has been threatened or is contemplated and to the best of its knowledge no facts exist which would provide a basis for any such claim, litigation, proceeding, arbitration, investigation or controversy.

                    (d)     Executive Office and Name. The legal name and address of the chief executive office and principal place of business of each of Retailer is and shall continue to be set forth on Exhibit 8.1(d) hereto (as modified from time to time by notice from Retailer to Bank).

                    (e)     Solvency. Retailer is Solvent.

ARTICLE IX
COVENANTS OF RETAILER

                    Retailer covenants to do the following during the term of this Agreement:

          9.1     Cooperation. Retailer shall respond to, and cooperate with, Bank promptly in connection with the resolution of disputes with Cardholders.

          9.2     Exchange Policy. Retailer shall maintain a policy for the exchange and return of Goods and adjustments for Services rendered or not rendered that is in accordance with all applicable Laws and, to the extent the adjustment took place at a Store with the Cardholder present, shall promptly deliver a Credit Slip to the Cardholder and include credit for such return or adjustment in the Transaction Record(s) in accordance with the Operating Procedures in the event the return/exchange has been authorized in accordance with Retailer’s policies.

          9.3     Treatment of Cardholders. Retailer shall not seek or obtain any special agreement or condition from, nor discriminate in any way against, Cardholders with respect to the terms of any transaction.

          9.4     Financial Reporting. (a)  So long as Retailer is subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (i) as soon as reasonably available and in any event within ninety (90) days after the close of each Fiscal Year, Retailer shall submit to Bank an audited annual report of Retailer’s annual earnings, including its audited consolidated balance sheets, income statements and statement of cash flows and changes in financial position and (ii) promptly after the filing thereof, Retailer shall submit to Bank copies of all proxy statements, and all reports on Forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission by Retailer.

                    (b)     If Retailer is not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (i) as soon as reasonably available and in any event within ninety (90) days after the close of each Fiscal Year, Retailer shall submit to Bank an audited annual report of Retailer’s annual earnings, including its audited consolidated balance sheets, income statements and statement of cash flows and changes in financial position together with the opinion of its independent accountants, and (ii) as soon as reasonably available and in any event within 45 days after the close of each Fiscal Quarter, Retailer shall submit to Bank an unaudited quarterly report of Retailer’s earnings, including its consolidated balance sheets, income statements and statement of cash flows and changes in financial position, accompanied by the certification on behalf of Retailer by Retailer’s chief financial officer that such financial statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly the consolidated financial position of URGI as of the end of such Fiscal Quarter and the results of its operations.

          9.5     Compliance with Law. Each of Retailer shall comply in all material respects with all Laws applicable to it, its business and its properties (it being understood that this covenant in no event imposes on either Retailer liability for any elements of the Program for which Bank is responsible hereunder).

          9.6     Communications. Promptly after receipt, each of Retailer shall deliver to Bank copies of any communications relating to an Account from a Cardholder or any Governmental Authority.

          9.7     Audit and Access. Retailer shall permit Bank, during normal business hours and upon reasonable notice, to visit the offices of Retailer from time to time, and shall permit Bank from time to time to discuss the Program with Retailer and its officers and employees and to examine the books and records of Retailer relating to the Program at its offices or have the same examined by Bank’s attorneys and/or accountants. In connection therewith, Retailer agrees, subject to applicable privacy and other laws, to make all documents and data regarding the Program available to Bank, and in connection therewith to permit Bank to make copies of all such documents and data. Retailer also shall permit Bank, during normal business hours and upon reasonable notice, to visit Retailer’s Stores to ensure compliance with the Operating Procedures, which visits shall be conducted in a manner to minimize interference with the Stores’ normal business operations.

          9.8     Use of Credit Cards. Retailer shall not permit Cardholders to effect Purchases of goods or services not otherwise sold by Retailer in its Stores or through Direct Marketing Programs or Value-Added Programs.

          9.9      Application Processing. Retailer shall accept and transmit Credit Card Applications only at Stores or, to the extent Bank agrees, in connection with Direct Marketing Programs and Retailer shall not otherwise authorize any Person to accept or transmit Credit Card Applications.

ARTICLE X
REPRESENTATIONS AND WARRANTIES OF BANK

          10.1     Representations and Warranties of Bank. Bank makes the following representations and warranties to Retailer, each of which shall survive the execution and delivery of this Agreement, and each of which shall be deemed to be restated and remade on each day on which any Account is opened or Transaction Record(s) is submitted to Bank:

                    (a)     Corporate Existence. Bank (i) is, and at all times during the term of this Agreement shall remain, a national banking association duly organized, validly existing, and in good standing under the laws of the United States; (ii) has the requisite power and authority and the legal right to own, pledge, mortgage, and operate its properties, to lease the properties it operates under lease, and to conduct its business as now conducted and hereafter contemplated to be conducted; and (iii) is in compliance with its articles of association and bylaws.

                    (b)     Power, Authorization; Enforceable Obligations. The execution, delivery, and performance of this Agreement and all instruments and documents to be delivered by Bank hereunder:  (i) are within Bank’s corporate power; (ii) have been duly authorized by all necessary or proper corporate action; (iii) do not and shall not contravene any provision of Bank’s articles of association or bylaws; (iv) shall not violate any Law or regulation or an order or decree of any court or governmental instrumentality to which Bank is subject; (v) shall not conflict with or result in the breach of, or constitute a default under, any indenture, mortgage, deed of trust, lease agreement, or other instrument to which Bank is a party or by which Bank or any of its property is bound; and (vi) do not require any filing or registration by Bank with or the consent or approval of any Governmental Authority or any other Person which has not been made or obtained previously. This Agreement, and the consummation by Bank of the transactions contemplated herein, have been duly authorized and duly executed and delivered by Bank, and constitute the legal, valid, and binding obligation of Bank, enforceable against Bank in accordance with their terms (except as such enforceability may be limited by equitable principles of general application and subject to applicable bankruptcy and other laws affecting the rights of creditors generally).

                    (c)     Litigation. As of the date of this Agreement, there is no claim, litigation, proceeding, arbitration, investigation or material controversy pending before any court, tribunal, governmental body or governmental agency to which Bank is a party and by which it is bound, which is likely to have a material adverse effect on the ability of Bank to consummate the transactions contemplated hereby, and, to the best of Bank’s knowledge and information, no such claim, litigation, proceeding, arbitration, investigation or controversy has been threatened or is contemplated and to the best of Bank’s knowledge no facts exist which would provide a basis for any such claim, litigation, proceeding, arbitration, investigation or controversy.

                    (d)     Solvency. Bank is Solvent.

                    (e)     Bank as Creditor; Compliance with Law. Bank is the owner and creditor in respect of Accounts and Receivables and will export Consumer Charges in accordance with all applicable Laws, including all applicable banking and consumer credit laws and regulations. The terms, conditions and structure of the Program and Accounts comply with all such applicable laws and regulations (it being understood that this representation in no event imposes on Bank liability for any elements of the Program for which Retailer is responsible hereunder).

ARTICLE XI
COVENANTS OF BANK

                      Bank covenants to do the following during the term of this Agreement:

          11.1     Compliance with Law. The Program and all (i) actions taken by Bank, (ii) agreements with Cardholders, forms, letters, notices, statements or other materials used by Bank in connection with the performance of its duties and obligations in connection with the Accounts and Receivables, (iii) actions taken by Bank in connection with each sale of Goods and Services resulting in an Account or Receivable, and (iv) Account Documentation and other Program documents, to the extent such documentation has been prepared by or at the direction of Bank, in each case taken as a whole, shall materially comply with all applicable Laws, including, without limitation, the federal Consumer Credit Protection Act and Regulation Z under Title I thereof and federal and state banking and rate exportation laws. Bank shall comply in all material respects with all Laws with respect to Bank, its business, the Program and its properties.

          11.2     Audit and Access. Bank shall permit Retailer, during normal business hours and upon reasonable notice, to visit the offices of Bank from time to time, and shall permit Retailer from time to time to discuss the Program with Bank and its officers and employees, monitor calls, including collection and customer service calls (except to the extent prohibited by applicable Law or otherwise requested by a Cardholder) and examine the books and records of Bank relating to the Program or have the same examined by Retailer’s attorneys and/or accountants (it being understood that the books and records referenced in this sentence shall not include Bank’s internal profit and loss statements unless Bank has taken the position that the operation of the Program is or may become an Unsafe and Unsound Banking Practice). In connection therewith, Bank agrees, subject to applicable Laws, to make all documents and data regarding the Program (including documents and data needed to verify fees and payments made hereunder as well as documents and data necessary to determine that the Service Standards and standards in respect of collections are being met) available to Retailer, and in connection therewith to permit Retailer to make copies of all such documents and data. Without limiting the generality of the foregoing, Bank agrees to provide to Retailer, upon Retailer’s request, (a) documents indicating the forms of statement messages sent to Cardholders with delinquent Accounts at each stage of delinquency, (b) copies of collection and customer service scripts and training manuals provided by Bank to its employees for use in connection with the Program, and (c) information indicating the circumstances under and times at which the scripts and manuals described in subsection (b) are used. It is acknowledged and agreed that (i) any documents or information described in subsection (b) or (c) of the preceding sentence that are provided to Retailer is confidential information of Bank subject to the terms of Section 12.7 (Confidentiality) and (ii) none of the documents and information described in the preceding sentence shall constitute Program Assets. All audits shall be at Bank’s expense if material discrepancies in amounts paid or charged by Bank or in services and activities provided by Bank are discovered. Bank acknowledges that Retailer intends to conduct a formal audit in respect of the Program on an annual basis.

          11.3     Financial Information. Within thirty (30) days after first publicly available, Bank shall provide Retailer with copies of all publicly available portions of its quarterly call reports.

          11.4     Operating Procedures. Bank shall comply with the Operating Procedures consistent with its obligations under Article IV hereof.

          11.5     Cooperation. Bank shall respond to and cooperate with Retailer promptly in connection with the resolution of disputes with Cardholders.

          11.6     Communications Concerning Litigations. Promptly after receipt, Bank shall deliver to Retailer any communications relating to litigation involving the Program.

CONFIDENTIAL TREATMENT REQUESTED

Confidential Treatment Requested: Information for which confidential treatment has been requested is omitted and is noted with “[****]”.  An unredacted version of this document has been filed separately with the Securities and Exchange Commission

ARTICLE XII
OTHER AGREEMENTS

          12.1     Retailer Acquisitions. In the event that Retailer or any of its Affiliates, directly or indirectly, acquires (i) all or substantially all of the assets of any other Person engaged in the business of retail sales, (ii) more than [****] of the outstanding voting securities of such a Person or (iii) the power to direct or cause the direction of such a Person’s management or policies, whether through the ownership of securities, control of its board of directors, contract or otherwise, then (1) Retailer or any of its Affiliates may determine not to operate a private label credit card program in connection with such acquired business, (2) if such acquired Person maintains or utilizes a private label credit card program at the time the acquisition by Retailer is consummated, Retailer or any of its Affiliates may maintain such program (except that at the time (if any) that such acquired Person entertains bids in respect of such program, Bank shall be provided with a right of first refusal with respect thereto, exercisable on thirty (30) days’ notice to Retailer, and (3) if such acquired Person does not maintain a credit program but Retailer or its Affiliates determine to establish such a program, Retailer or such Affiliates may establish such a program in-house or with a third party (except that Bank shall have a right of first refusal with respect to a proposed third party program, exercisable on thirty (30) days notice to Retailer).

          12.2     Exclusivity. During the term of this Agreement, Retailer shall not, directly or indirectly, advertise, promote, sponsor, solicit, permit solicitation of, or make available to customers of Retailer for Purchases or otherwise provide at any Store any credit program, credit facility, credit card program, charge program or debit or secured card program or facility which is similar in purpose or effect to this Program, other than (i) credit provided in connection with the Program hereunder, (ii) credit provided by generally accepted multi-purpose credit or charge cards such as American Express,  MasterCard, Visa and the Discover card or by any generally accepted multi-purpose debit or secured cards (provided that none of the cards referred to in this clause (ii) may be “co-branded,” “sponsored” or “co-sponsored” with Retailer) and (iii) those authorized pursuant to Section 12.1 (Retailer Acquisitions).

          12.3     Grant of Security Interest; UCC Matters. (a)  The parties hereto agree that the transactions contemplated herein shall constitute a program for the extension of consumer credit and service to customers of Retailer. Notwithstanding the foregoing, in the event that Article 9 of the UCC applies or may apply to the transactions contemplated hereby, and to otherwise secure payment of and performance by Retailer of any and all indebtedness, liabilities or obligations, now existing or hereafter arising whatsoever pursuant to this Agreement, Retailer hereby grants to Bank a continuing security interest in and to all of Retailer’s right, title and interest now owned or existing or hereafter acquired or arising in, to and under the following property (in each case, existing at any time, past, present or future) together with the proceeds thereof:  (A) all Accounts, Receivables and Account Documentation; (B) any deposits, credit balances and reserves on Bank’s books relative to any Accounts; and (C) all proceeds of the foregoing. All creditors of Retailer seeking to obtain a security interest in any of the foregoing collateral shall be required to subordinate their security interests to the security interest of Bank in the foregoing collateral as a condition precedent to obtaining any such security interest. Retailer agrees to cooperate fully with Bank as Bank may reasonably request in order to give effect to the security interest granted by this Section 12.3, including, without limitation, the filing of UCC-1 or comparable statements in order to perfect such security interest.

                    (b)     Retailer shall give Bank not less than thirty (30) days’ written notice prior to (i) Retailer transferring its executive offices to any location other than that set forth in Exhibit 8.1(d) hereto, and (ii) Retailer changing its corporate name; and, notwithstanding (i) and (ii) hereof, no such change may be effected before the Retailer shall have furnished to Bank signed copies of all filings and all actions as Bank may reasonably determine to be necessary or appropriate to preserve and maintain at all times the perfection and priority of the Liens granted or purported to be granted to Bank hereunder with respect to the Accounts and the Receivables.

                    (c)     Retailer shall not change its name, identity or structure in any manner that might make any financing statement filed to preserve and maintain the perfection and priority of any Liens, if any, granted or purported to be granted to Bank hereunder seriously misleading within the meaning of Section 9-402(7) (or comparable provision) of the UCC unless Retailer shall have given Bank at least thirty (30) days’ prior written notice thereof and shall have furnished to Bank signed copies of any amendments to such financing statements and all other filings and all other actions as may be necessary to preserve and maintain at all times the perfection and priority of the security interests granted or purported to be granted to Bank hereunder.

          12.4     Use of Retailer Marks. (a)  Retailer hereby grants to Bank a non-exclusive, royalty-free, non-transferable right and license to use the Retailer Marks in the United States in connection with the creation, establishment, marketing and administration of, and the provision of services related to, the Program, all pursuant to, and in accordance with, this Agreement. Those services shall be the solicitation of Cardholders, acceptance of Credit Card Applications, issuance and reissuance of Credit Cards, the provision of accounting services to Cardholders, the provision of billing statements and other correspondence relating to Accounts to Cardholders, the extension of credit to Cardholders, and the advertisement or promotion of the Program. The license hereby granted is solely for the use of Bank and shall not be sublicensed by Bank.

                    (b)     The license granted hereunder shall terminate upon the later of (i) the termination of this Agreement or (ii) the Final Liquidation Date, but in no event later than five (5) years after the effective date of termination of this Agreement.

                    (c)     Upon the termination of the license as provided in subsection (b) above, all rights in the Retailer Marks shall revert to Retailer, the goodwill connected therewith shall remain the property of Retailer and Bank shall:  (i) discontinue immediately all use of the Retailer Marks, or any of them, and any colorable imitation thereof; and (ii) at its option, delete the Retailer Marks from, destroy or return to Retailer unused all Credit Cards, Credit Card Applications, Account Documentation, periodic statements, materials, displays, advertising and sales literature and any other items bearing any of the Retailer Marks.

                    (d)     Bank acknowledges that (1) the Retailer Marks, all rights therein, and the goodwill associated therewith, are, and shall remain, the exclusive property of Retailer, (2) it shall take no action which shall adversely affect Retailer’s exclusive ownership of the Retailer Marks or the goodwill associated with the Retailer Marks, and (3) any and all goodwill arising from use of the Retailer Marks by Bank shall inure to the benefit of Retailer. Nothing herein shall give Bank any proprietary interest in or to the Retailer Marks, except the right to use the Retailer Marks in accordance with this Agreement and Bank shall not contest Retailer’s title in and to the Retailer Marks.

                    (e)     Bank shall use the Retailer Marks as set forth in this Section and shall provide services under the Retailer Marks in accordance with the standards set forth herein. Bank shall provide Retailer with representative samples of Credit Cards, card mailing materials, displays, advertising and sales literature and any other items bearing or intended to bear any of the Retailer Marks (the “Materials”), which Materials shall be reviewed and may be approved or disapproved by Retailer in its reasonable discretion.

                    (f)     Bank shall not use the Retailer Marks, or any colorable imitation thereof, other than as provided herein. In addition, Bank shall not adopt or use as a trademark, service mark, logo or tradename, or claim any rights in or to, any of the Retailer Marks or other marks confusingly similar to any of the Retailer Marks.

                    (g)     If any of the Retailer Marks is infringed, Retailer alone has the right, in its sole discretion, to take whatever action it deems necessary to prevent such infringing use. Bank shall reasonably cooperate with and assist Retailer in the prosecution of those actions that Retailer determines, in its sole discretion, are necessary or desirable to prevent the infringing use of any of the Retailer Marks.

          12.5     Power of Attorney. Retailer authorizes and empowers Bank and grants to Bank a power of attorney to sign and endorse Retailer’s name on all checks, drafts, money orders or other forms of payment in respect of Accounts under the Agreement. This limited power of attorney conferred hereby is deemed a power coupled with an interest and shall be irrevocable prior to the Final Liquidation Date.

          12.6     Force Majeure. Notwithstanding any other provision of this Agreement, neither party shall be liable in any manner to the other for any delay, failure in performance, loss or damage due to fire, industry-wide strike, embargo, explosion, earthquake, flood, war, industry-wide labor disputes, civil or military authority, acts of God or the public enemy, inability to secure fuel or acts or omissions of telecommunications carriers (each, a “Force Majeure Event”), except that (a) the defaulting party shall take all steps to alleviate the impact of the Force Majeure Event on the non-defaulting party that it is taking with respect to any other Person with whom it does business, and (b) the non-defaulting party shall have a right of termination as and to the extent provided in Section 13.2(h) (Bank Termination Events) or 13.4(j) (Retailer Termination Events), as the case may be.

          12.7     Confidentiality and Security Control. (a) Except as specifically provided in this Section 12.7 or otherwise herein, neither party shall disclose any Consumer Personal Information or Confidential Information (defined below) which it learns as a result of negotiating or implementing this Agreement. “Confidential Information” shall mean information not of a public nature concerning the business or properties of the other party including, without limitation, the terms and conditions of this Agreement, sales volumes, test results, and results of marketing programs, reports generated by Bank or Retailer, trade secrets, business and financial information, source codes, business methods, procedures, know-how and other information of every kind that relates to the business of either party. However, this Section 12.7 shall not restrict a party with respect to use or disclosure of Consumer Personal Information or Confidential Information which such party owns. The parties may also disclose Consumer Personal Information or Confidential Information to the extent disclosure is required by Law or any Governmental Authority, or to the extent disclosure is both permitted by Law or any Governmental Authority and either necessary for the performance of the disclosing party’s obligation under this Agreement and/or agreed to in writing by the other party; provided that:  (i) prior to disclosing any such information to any third party, the party making the disclosure shall give notice to the other party of the nature of such disclosure and of the fact that such disclosure will be made; and (ii) prior to filing a copy of this Agreement with any governmental authority or agency, the filing party will consult with the other party with respect to such filing and shall redact such portions of this Agreement which the other party requests be redacted, unless, in the filing party’s reasonable judgment based on the advice of its counsel (which advice shall have been discussed with counsel to the other party), the filing party concludes that such request is inconsistent with the filing party’s obligations under Applicable Law. Moreover, Retailer may provide certain Confidential Information which is limited solely to aggregate portfolio performance statistics to potential purchasers of the Program Assets, provided such potential purchasers execute confidentiality agreements which provide that the information will only be used by such Person to make an offer to Retailer, and provided further that this Section 12.7 shall not restrict the rights of Retailer or its designee under Section 13.7 hereof. Neither party shall acquire any property or other right, claim or interest, including any patent right or copyright interest, in any of the systems, procedures, processes, equipment, computer programs and/or information of the other by virtue of this Agreement. Neither party shall use the other party’s name for advertising or promotional purposes without such other party’s written consent.

                    (b)      The obligations of this Section, shall not apply to any Confidential Information:

(i) which is generally known to the trade or the public at the time of such disclosure; or

          (ii)    which becomes generally known to the trade or the public subsequent to the time of such disclosure; provided, however, that such general knowledge is not the result of a disclosure in violation of this section; or

          (iii)   which is obtained by a party from a source other than the other party, without breach of this Agreement or any other obligation of confidentiality or secrecy owed to such other party or any other person or organization; or

          (iv)   which is independently conceived and developed by the disclosing party and proven by the disclosing party through tangible evidence not to have been developed as a result of a disclosure of information to the disclosing party, or any other person or organization which has entered into a confidential arrangement with the non-disclosing party.

                    (c)     If any disclosure is made pursuant to the provisions of this section to any Affiliate or third party, the disclosing party shall be responsible for ensuring that such disclosure complies with Law and that such Affiliate or third party keeps all such information in confidence and that any third party executes a confidentiality agreement provided by the non-disclosing party. Each party covenants that at all times it shall have in place procedures designed to assure that each of its employees who is given access to the other party’s Consumer Personal Information or Confidential Information shall protect the privacy of such information. Each party acknowledges that any breach of the confidentiality provisions of this Agreement by it will result in irreparable damage to the other arty and therefore in addition to any other remedy that may be afforded by law any breach or threatened breach of the confidentiality provisions of this Agreement may be prohibited by restraining order, injunction or other equitable remedies of any court. The provisions of this Section will survive termination or expiration of this Agreement.

                    (d)     Each party shall establish commercially reasonable controls to ensure the confidentiality of Consumer Personal Information and Confidential Information and to ensure that Consumer Personal Information and Confidential Information is not disclosed contrary to the provisions of this Agreement, or any applicable privacy, security or other laws, rules and regulations. Without limiting the foregoing, each party shall implement such physical and other security measures as are reasonable to (i) ensure the security and confidentiality of Consumer Personal Information and Confidential Information, (ii) protect against any threats or hazards to the security and integrity of Consumer Personal Information and Confidential Information, (iii) protect against any unauthorized access to or use of Consumer Personal Information and Confidential Information, and (iv) properly dispose of Consumer Personal Information as required under Law. Each party shall immediately notify the other in the event it believes, or has reason to believe, that either a confidentiality or security breach, or any other unauthorized intrusion, has occurred with respect to Consumer Personal Information. Such party shall specify the corrective action taken by it.

                    (e)     Any provisions in this Section 12.7 or this Agreement to the contrary notwithstanding, Bank shall provide Retailer with any Cardholder information requested by Retailer and agreed to by Bank, such agreement not to be unreasonably withheld, to the fullest extent consistent with Law and the Bank Privacy Policy.

CONFIDENTIAL TREATMENT REQUESTED

Confidential Treatment Requested: Information for which confidential treatment has been requested is omitted and is noted with “[****]”.  An unredacted version of this document has been filed separately with the Securities and Exchange Commission

ARTICLE XIII
TERM AND TERMINATION

          13.1   Term of Agreement. (a)  Unless otherwise sooner terminated pursuant to this Article XIII (Term and Termination), this Agreement shall remain in full force and effect for a period (the “Initial Term”) commencing on the date hereof through and including February 29, 2012. Thereafter, this Agreement shall be automatically renewed for successive three (3) year terms (the term of this Agreement, as so renewed, being referred to herein as the “Extended Term”) thereafter unless either Retailer, on the one hand, or Bank, on the other hand, shall have delivered written notice to the other party in accordance with the provisions of Section 13.1(b) hereof of its election to terminate this Agreement at the expiration of the Initial Term or the Extended Term, as the case may be.

                    (b)     In order to be effective, any notice of an election to terminate this Agreement at the expiration of the Initial Term or of an Extended Term, as the case may be, must be delivered at least one hundred and eighty (180) Business Days prior to the expiration of the Initial Term or of any Extended Term, as the case may be.

          13.2   Bank Termination Events. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute a “Bank Termination Event”:

                    (a)     Retailer shall fail to pay Bank any undisputed amount when due and payable (it being understood that any undisputed portion of any disputed amount shall be paid) or any amount determined to be due and payable pursuant to Section 6.9(c) (Reconciliation of Disputes), and such failure to pay shall remain unremedied for a period of thirty (30) days after delivery of written demand therefor by Bank to Retailer.

                    (b)     Any representation or warranty of Retailer contained in this Agreement shall fail to be true and correct either as of the date hereof or on the date when made or remade  and such failure shall remain unremedied for a period of thirty (30) days after delivery of written notice thereof by Bank to Retailer and have (or with the passage of time, likely will have) a material adverse effect on Bank.

                    (c)     Retailer shall fail to perform any of the covenants or agreements required to be complied with and performed by Retailer pursuant to this Agreement and such failure shall remain uncured for sixty (60) days after delivery of written notice thereof by Bank to Retailer and have (or with the passage of time, likely will have) a material adverse effect on Bank.

                    (d)     An Event of Bankruptcy shall have occurred with respect to Retailer.

                    (e)     One or more defaults shall have occurred under any agreement, indenture or instrument under which Retailer then has outstanding Indebtedness in excess of [****], and, in any such case, such default (i) continues beyond any period of grace provided with respect thereto, (ii) has not been waived, and (iii) results in such Indebtedness becoming due prior to its stated maturity.

CONFIDENTIAL TREATMENT REQUESTED

Confidential Treatment Requested: Information for which confidential treatment has been requested is omitted and is noted with “[****]”.  An unredacted version of this document has been filed separately with the Securities and Exchange Commission

                    (f)     A judgment shall have been entered against Retailer by a Governmental Authority, which judgment creates a liability of [****] or more in excess of insured amounts and has not been stayed (by appeal or otherwise), vacated, discharged, or otherwise satisfied within sixty (60) days of the entry of such judgment.

                    (g)     Retailer shall implement or participate in, directly or indirectly, any Non-Permitted Credit Program and fail to cease such participation for sixty (60) days after delivery of written notice thereof by Bank to Retailer.

                    (h)     A Force Majeure Event shall have occurred and be continuing for a period of more than one hundred and eighty (180) days and such Force Majeure Event has had or likely shall have a material adverse effect on Bank, Cardholders and/or the Program.

          13.3   Bank’s Rights Following a Bank Termination Event. Subject to Section 13.9 (Alternative to Termination), if any Bank Termination Event shall have occurred and, in the case of Bank Termination Events described in Section 13.2(e) or (f) (Bank Termination Events), shall be continuing, Bank, in its sole discretion, may (i) terminate this Agreement by delivering written notice to Retailer setting forth the basis for termination and the effective date of termination and/or (ii) exercise any other rights or remedies available to it at Law or in equity, subject to the terms of this Agreement.

          13.4   Retailer Termination Events. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute a “Retailer Termination Event”:

                    (a)     Bank shall fail to pay to Retailer any undisputed amount when due and payable (it being understood that any undisputed portion of any disputed amount shall be paid) or any amount determined to be due and payable pursuant to Section 6.9(c) (Reconciliation of Disputes), and such failure to pay shall remain unremedied for a period of three (3) days after delivery of written demand therefor by Retailer to Bank.

                    (b)     Any representation or warranty of Bank contained in this Agreement shall fail to be true and correct either as of the date hereof or on the date when made or remade and have (or with the passage of time, likely will have) a material adverse effect on Retailer, Cardholders or the Program.

                    (c)     Bank shall fail to perform any of the covenants or agreements required to be complied with and performed by Bank pursuant to this Agreement and such failure shall not have been cured within sixty (60) days after delivery of written notice thereof by Retailer to Bank and have (or with the passage of time, likely will have) a material adverse effect on Retailer, Cardholders or the Program.

                    (d)     An Event of Bankruptcy shall have occurred with respect to Bank.

CONFIDENTIAL TREATMENT REQUESTED

Confidential Treatment Requested: Information for which confidential treatment has been requested is omitted and is noted with “[****]”.  An unredacted version of this document has been filed separately with the Securities and Exchange Commission

                    (e)     One or more defaults shall have occurred under any agreement, indenture or instrument under which Bank then has outstanding Indebtedness in excess of [****], and, in any such case, such default (i) continues beyond any period of grace provided with respect thereto, (ii) has not been waived and (iii) results in such Indebtedness becoming due prior to its stated maturity.

                    (f)     A judgment shall have been entered against Bank by a Governmental Authority which judgment creates a liability of [****] or more in excess of insured amounts and has not been stayed (by appeal or otherwise), vacated, discharged, or otherwise satisfied within sixty (60) days of the entry of such judgment.

                    (g)     Bank, without Retailer’s prior written approval, shall make a change to Consumer Charges, Other Consumer Terms and Criteria or the Operating Procedures necessary to comply with Law that applies only to banks located in the State of Ohio and such change has or likely will have a material adverse effect on Retailer, Cardholders and/or the Program, unless Bank shall have demonstrated that it can remedy such effect within twelve (12) months and at all times has taken all available steps to do so.

                    (h)     The Approval Rate shall be less than [****] or such other New Approval Rate Percentage determined  in accordance with Exhibit 4.11 for any period of [****], unless such failure is caused by either [****]; provided that Retailer shall have given Bank thirty (30) days’ prior written notice that it was considering termination of this Agreement for such reason.

                    (i)     A Force Majeure Event shall have occurred and be continuing for a period of more than one hundred and eighty (180) days (seven (7) days in the cases of payments by Bank to Retailer pursuant to this Agreement, and fifteen (15) days in cases of credit authorizations and processing of new Accounts by Bank), and such Force Majeure Event has had or likely shall have a material adverse effect on Retailer, Cardholders and/or the Program.

          13.5   Retailer’s Rights Following a Retailer Termination Event. If any Retailer Termination Event shall have occurred, Retailer, in its sole discretion, may (i) terminate this Agreement by delivering written notice to Bank setting forth the basis for termination and the effective date of termination and/or (ii) exercise any other rights or remedies available to it at Law or in equity, subject to the terms of this Agreement.

          13.6   Additional Obligations of Bank Upon Termination. Upon the earlier of (a) one year prior to any potential expiration of this Agreement or (b) delivery or receipt of any notice of termination, Bank shall advise Retailer of policies and practices employed in connection with the Program, including, without limitation, Bank’s collection and scoring and credit management practices, during the preceding six month period. Until and unless Retailer notifies Bank that it or its designee will not purchase the Program Assets, Bank shall make no changes to such policies and practices, other than changes required by Law, without the written consent of Retailer.

          13.7   Purchase Following Termination. (a)  In the event that this Agreement expires by its terms or is terminated earlier for any reason, Retailer or a designee shall have the right, exercisable by delivery of written notice to Bank, to purchase all of the Accounts and Receivables (including those Accounts and Receivables that have been written off by Bank and inactive accounts) owned by Bank as of such purchase date, the Credit Cards, the Cardholder List (including information contained in the monthly master file in Exhibit 3.5), all records and other data obtained in connection with the operation of the Program (including any lists other than the Cardholder List containing information relating to Cardholders or Applicants for Accounts obtained in connection herewith that Bank may transfer without violating applicable Law), all credit scores and methodologies and algorithms needed to implement such scores obtained by Bank from Citibank or provided to Bank by Retailer, including any modifications made thereto by Bank (unless Bank is contractually prohibited from transferring such modifications) and, if Bank independently developed or purchased credit scores and the methodologies and algorithms needed to implement such scores specifically for the Program, those independently developed or purchased scores, methodologies and algorithms (unless Bank is contractually prohibited from transferring such scores, methodologies and algorithms (it being understood that Bank shall use commercially reasonable efforts to avoid such contractual prohibitions)) (all of the foregoing items being collectively referred to herein as the “Program Assets”), all for a purchase price as determined in accordance with Section 13.7(c). In connection with such purchase, Bank agrees that (i) it shall make to Retailer or its designee representations and warranties in respect of the Program Assets comparable to those made by Retailer or Citibank in respect of the Transferred Assets and (ii) unless required by Law, it will not require Retailer or its designee to reissue Credit Cards provided Cardholders are sent decals for application to their Credit Cards indicating the change of ownership of their Credit Cards. Upon such purchase, Bank no longer shall use any Program Assets in any manner. In order to be effective, any notice of an election to purchase pursuant to this Section 13.7(a) must be irrevocable and delivered by Retailer to Bank (i) in the event this Agreement is terminated by Retailer other than as a result of a Retailer Termination Event, within ninety (90) Business Days after delivery of Retailer’s written notice of termination, (ii) in the event this Agreement is terminated by Bank as a result of a Bank Termination Event, within sixty (60) Business Days after delivery of Bank’s written notice of termination and (iii) in the event this Agreement otherwise terminates, within one hundred seventy (170) Business Days after notice of termination is given.

CONFIDENTIAL TREATMENT REQUESTED

Confidential Treatment Requested: Information for which confidential treatment has been requested is omitted and is noted with “[****]”.  An unredacted version of this document has been filed separately with the Securities and Exchange Commission

                    (b)     If this Agreement terminates or expires and Retailer has not exercised its rights under subsection (a) above, Retailer promptly shall notify Bank of any determination to commence itself or through another issuer a proprietary credit card program within two (2) years after expiration or termination of this Agreement. If Retailer provides such a notice, Bank shall have the right to require Retailer to purchase all of the Program Assets for a purchase price as determined in accordance with Section 13.7(c). Bank may exercise this right by delivering written notice to Retailer of Bank’s election to require Retailer to purchase the Program Assets (a “Put Notice”) within a period of three (3) months from the date of termination if such Program commences on termination or, if Bank receives notice of commencement of such a program after termination, for a period of three (3) months following the date upon which notice was received. If Bank delivers a Put Notice to Retailer pursuant to this Section 13.7(b), Retailer shall be obligated to close the purchase of the Program Assets not later than one hundred eighty (180) days after the effective date of termination of this Agreement or ninety (90) days after receiving a Put Notice, whichever comes later.

                    (c)     The purchase price to be paid by Retailer for the Program Assets purchased by it pursuant to Section 13.7(a) or 13.7(b) shall be equal to the sum of (i) [****] plus (ii) if the Program Assets include credit scores and methodologies and algorithms needed to implement such scores independently developed or purchased by Bank specifically for the Program, an amount not to exceed [****]. The foregoing notwithstanding, Retailer may determine to exclude any or all scorecards developed or purchased by Bank from the Program Assets and no payment shall be owed in respect of scorecards so excluded.

                    (d)     Bank shall cooperate in good faith with Retailer and/or its designee in transferring the Program Assets and the operation of the Program Assets and shall make available to Retailer and/or its designee in advance the master file tape and other records necessary to assist the Retailer and/or its designee in analyzing such Receivables and in establishing its own records for operations. On the purchase date, Bank will deliver one or more computer tapes containing all of the information normally maintained by Bank with respect to the Program Assets for purposes of billing, credit review, dunning and collection, and a description of the format in which such information is recorded on tape, and all of the written records and documents maintained by Bank with respect to the foregoing. Bank shall provide such additional cooperation and information as the purchaser shall reasonably request provided that Bank shall not be required to incur expense to do so. Without limitation to the foregoing, Bank shall use good faith efforts to assist any successor provider to any to analyze pertinent account information and portfolio assistance and documentation that Bank has required or requested of Citibank and Retailer in connection with the conversion hereunder.

CONFIDENTIAL TREATMENT REQUESTED

Confidential Treatment Requested: Information for which confidential treatment has been requested is omitted and is noted with “[****]”.  An unredacted version of this document has been filed separately with the Securities and Exchange Commission

          13.8   Failure of Retailer to Purchase Accounts Following Termination. (a)  Upon any termination of this Agreement, if Retailer does not elect to purchase the Program Assets pursuant to Section 13.7(a) (Purchase Following Termination) and Bank does not deliver the Retailer Put Option, Bank shall have the right, in addition to and retaining all other rights it may have under the terms of this Agreement or applicable Law, to liquidate the Accounts and Receivables (using the Cardholder List to do so) in any such lawful manner which may be expeditious or economically advantageous to Bank including, without limitation, the issuance of replacement or substitute credit cards and the sale of such Accounts and Receivables to any Person not a party to this Agreement, provided that in no event shall any replacement or substitute card, whether issued by Bank or a purchaser of the Accounts bear on its face a trademark, service mark or name of a retail competitor of Retailer and provided further that Bank shall continue to hold (and ensure that any purchaser of Accounts holds) confidential all Confidential Information of Retailer. The foregoing and any other provision to the contrary contained herein notwithstanding, if Retailer does not purchase the Program Assets, Bank may use the Cardholder List (or any other lists of information relating to Cardholders) only to liquidate Accounts and Retailer shall retain the exclusive right (without any fee being payable to Bank and with all revenue and income derived therefrom belonging to Retailer) to use (or sublicense or assign the right to use) the Cardholder List for all purposes, including for advertisement, solicitations or other marketing efforts, regardless of the manner or media through which the marketing effort is made, regardless of whether the product or service was previously marketed by Retailer.

                    (b)     If Retailer does not elect to purchase the Program Assets pursuant to Section 13.7(a) (Purchase Following Termination) and Bank does not deliver to Retailer a Put Notice, Retailer shall pay to Bank in connection with Bank’s liquidation of the Accounts and Receivables an amount to be determined as follows. Upon liquidation of the Accounts, Bank shall determine the “Monthly Net Revenue” for the Program. The “Monthly Net Revenue” shall be equal to (i) the sum of the Monthly Program Revenues for each month during the liquidation period, minus (ii) the sum of the Monthly Program Costs for each month during the liquidation period. The Monthly Net Revenue Requirement shall be an amount equal to [****]. If the cumulative average Monthly Net Revenue after the date of termination of this Agreement is less than the Monthly Net Revenue Requirement after the date of termination of this Agreement, Bank shall invoice Retailer for the difference, less any amounts previously paid by Retailer to Bank in accordance with this sentence, and Retailer shall pay such amount within fifteen (15) days from receipt of such invoice.

          13.9   Alternative to Termination. Bank shall not exercise its right to terminate this Agreement pursuant to Section 13.3 (Bank’s Rights Following A Bank Termination Event) so long as (i) no Bank Termination Event has occurred and is continuing except one or more of those described in this section, (ii) Retailer shall within two (2) Business Days after receiving notice of termination pursuant to Section 13.2(b) or (c) (Bank Termination Events) establish and thereafter maintain the Collateral Account pursuant to Section 13.10(a) (Collateral Account) or the Letter of Credit pursuant to Section 13.11 (Letter of Credit) and the aggregate amount of such Collateral Account and the undrawn amount of such Letter of Credit (collectively, the “Collateral Amount”) shall equal or exceed the sum of all amounts required by this section, and

(iii) Retailer is diligently taking all action necessary to correct such event promptly (whether or not such failure can be corrected in a reasonable time). The Collateral Amount shall be the amount of damages which Bank would suffer if this Agreement were terminated immediately.

          13.10    Collateral Account. (a)  For the purposes of complying with Section 13.9 (Alternative to Termination), Retailer may open and maintain, with a bank, the deposits of which are F.D.I.C.-insured, a collateral account pledged to Bank (the “Collateral Account”) to secure payment by Retailer of all of its obligations then or thereafter existing under this Agreement. Retailer shall be entitled to the interest that accrues and is earned on the Collateral Account and Bank shall authorize Retailer to withdraw such amount on the last Business Day of each month.

                      (b)     Upon the payment in full of Retailer’s obligations hereunder, Bank shall pay to Retailer such of the collateral as shall not have been applied pursuant to the terms hereof. To the extent that the amount of the Collateral Account exceeds the amount required by Section 13.9 (Alternative to Termination) Bank shall return the excess to Retailer or if no Retailer Termination Event is continuing and the Agreement has not otherwise terminated, Bank shall return the full amount of the Collateral Account to Retailer.

          13.11   Letter of Credit. In lieu of any amount required to be paid into or maintained in the Collateral Account, Retailer may deliver to Bank a Letter of Credit in favor of Bank issued by a bank organized in the United States or another financial institution, whose debt obligations are rated at least comparable to Bank and which is otherwise acceptable to Bank, payable (i) from time to time upon certification by Bank that obligations in excess of the funds in the Collateral Account are due and payable and unpaid by Retailer after demand and that the funds drawn shall be applied to such obligations, and (ii) up to the full amount upon certification by Bank, within the 60 day period prior to the expiry date of the Letter of Credit, that the funds in the Collateral Account are less than Bank’s good faith estimate of the obligations expected thereafter to accrue and become due, and that the funds drawn shall be added to the Collateral Account and held and applied in accordance with the terms of this Agreement. The undrawn amount of such Letter of Credit shall be added to the amount of the Collateral Account in determining whether additional payments into or refunds from the Collateral Account are required under Section 13.9 (Alternative to Termination).

ARTICLE XIV
INDEMNIFICATION

          14.1   Indemnification by Retailer. Retailer shall indemnify and hold Bank, each of its Affiliates, and all officers, directors, employees and other agents of Bank and/or its Affiliates, harmless from and against any actions, suits, losses, liabilities, settlements, costs and expenses, including any reasonable attorneys’ fees (collectively, “Damages”), relating to, arising out of, or in connection with:

(i) the failure of any representation or warranty of Retailer hereunder to be true and correct when made or remade;

(ii) the breach by Retailer of any of its covenants or agreements hereunder;

          (iii)   the failure of Retailer, or any of its employees, agents or designees (including those working at Retailer’s fulfillment center), to comply with the Operating Procedures or other policies and procedures established hereunder applicable to its, or any of their, conduct;

(iv) any misrepresentation by Retailer or any of its employees, agents or designees relating to credit terms;

(v) any and all advertising conducted by or on behalf of Retailer, other than credit marketing materials approved by Bank; and

(vi) any Goods or Services (excluding Account Enhancement Services), including, without limitation, any product liability claims with respect thereto.

          14.2   Indemnification by Bank. Bank shall indemnify and hold the Retailer and each of its Affiliates, and all officers, directors, employees and other agents of the Retailer and/or its Affiliates, harmless from and against any Damages relating to, arising out of, or in connection with:

(i) the failure of any representation or warranty of Bank hereunder to be true and correct when made or remade;

(ii) the breach by Bank of any of its covenants or agreements hereunder;

          (iii)   the failure of Bank, or any of its employees, agents or designees, to comply with the Operating Procedures, the Service Standards or other policies and procedures established hereunder applicable to its conduct;

(iv) any misrepresentation by Bank or any of its employees, agents or designees relating to credit terms;

(v) credit marketing materials approved by Bank;

(vi) Account Enhancement Services, including, without limitation, any product liability claims with respect thereto; and

(vii) the rejection for credit of any Applicant by Bank under the Program except to the extent it results from any action or omission of Retailer.

          14.3   Effect of Knowledge or Materiality. For purposes of indemnification under Sections 14.1 and 14.2 hereof, a breach or inaccuracy of a representation, warranty, covenant or agreement contained in this Agreement shall be deemed to occur or exist if such representation, warranty, covenant or agreement would have been so breached or inaccurate if it had not contained (i) any limitation or qualification as to materiality or material and adverse effect, or any limitation or qualification as to a party’s knowledge.

          14.4    Notice. Each party shall promptly notify the other party of any claim, demand, suit or threat of suit of which that party becomes aware (except with respect to a threat of suit either party might institute against the other) which may give rise to a right of indemnification pursuant to this Agreement. The indemnifying party shall be entitled to participate in the settlement or defense thereof and, if the indemnifying party elects, to take over and control the settlement or defense thereof with counsel satisfactory to the indemnified party. In any case, the indemnifying party and the indemnified party shall cooperate (at no cost to the indemnified party) in the settlement or defense or any such claim, demand, suit or proceeding.

ARTICLE XV
MISCELLANEOUS

          15.1    Assignability. Neither Bank nor Retailer may assign its rights and obligations under this Agreement without the prior written consent of the other party, provided that Bank may assign all or part of its rights and obligations under this Agreement to an Affiliate without such prior written consent if such Affiliate shall enter into an agreement with Retailer, in form and substance reasonably satisfactory to Retailer, assuming all of Bank’s obligations hereunder that shall have been assigned by Bank to such Affiliate. No assignment by Bank shall release Bank from liability for Damages relating to, arising out of or in connection with this Agreement, whether incurred prior to assignment or thereafter.

          15.2    Amendment. This Agreement may not be amended except by written instrument signed by the parties hereto.

          15.3    Non-Waiver. No delay by any party hereto in exercising any of its rights hereunder, or the partial or single exercise of such rights, shall operate as a waiver of that or any other right. The exercise of one or more of any party’s rights hereunder shall not be a waiver of, nor preclude the exercise of, any rights or remedies available to such party under this Agreement or in Law or equity.

          15.4    Severability. If any provision of this Agreement is held to be invalid, void or unenforceable, all other provisions shall remain valid and be enforced and construed as if such invalid provision were never a part of this Agreement.

          15.5    Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Ohio without regard to internal principles of conflict of Laws.

          15.6    Captions. Captions of the Sections of this Agreement are for convenient reference only and are not intended as a summary of such Sections and do not affect, limit, modify or construe the contents thereof.

          15.7    Further Assurances. Each party hereto agrees to execute all such further documents and instruments and to do all such further things as the other party may reasonably request in order to give effect and to consummate the transactions contemplated hereby.

          15.8    Entire Agreement. This Agreement is the entire agreement of the parties with respect to the subject matter hereof and, as of the Effective Date, supersedes all other prior understandings and agreements whether written or oral. The foregoing notwithstanding, all rights, obligations and liabilities arising under the Prior Agreement prior to the Effective Date shall survive the execution of this Agreement and be governed by the Prior Agreement.

          15.9    Notices. All notices, demands and other communications hereunder shall be in writing and shall be sent by hand, by first class mail (return receipt requested), facsimile (with verbal confirmation of receipt) or by nationally recognized overnight courier service addressed to the party to whom such notice or other communication is to be given or made at such party’s address as set forth below, and shall be deemed given when received as follows:

if to Retailer:	United Retail Group, Inc.
365 West Passaic Street
Rochelle Park, NJ 07662
Attention: Chief Financial Officer
Fax: (201) 909-2122

with a copy to:	United Retail Group, Inc.
365 West Passaic Street
Rochelle Park, NJ 07662
Attention: General Counsel
Fax: (201) 909-2103

if to Bank:	World Financial Network National Bank
800 Tech Center Drive
Gahanna, OH 43230-6605
Attention: Daniel T. Groomes,
President
Fax: (614) 729-4899

with a copy to:	World Financial Network National Bank
800 Tech Center Drive
Gahanna, OH 43230-6605
Attention: Karen Morauski,
Assistant General Counsel
Fax: (614) 944-5801

provided, however, that if either of the above parties shall have designated a different address by notice to the other, notice shall be sent to the last address so designated.

          15.10     Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and permitted assigns.

          15.11     Independent Contractor. Nothing contained in this Agreement shall be construed to constitute Bank and Retailer as partners, joint venturers, principal and agent, or employer and employee. Bank shall act hereunder solely as an independent contractor and shall exercise exclusive control over any and all persons hired by it.

          15.12     Press Releases. Except as may be required by Law or a court or regulatory authority or any stock exchange, neither Bank nor Retailer, nor their respective parent, subsidiary or affiliated companies, shall issue a press release or make any public announcement relating to the Program without the prior consent of all parties hereto, which consent shall not unreasonably be withheld or delayed.

          15.13     Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated thereby may be brought against any of the parties in the United States District Court for the Southern District of Ohio or any state court sitting in the City of Columbus, Ohio, and each of the parties hereby consents to the jurisdiction of such court (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world. Without limiting the foregoing, the parties agree that service of process upon such party at the address referred to in Section 15.9 (Notices), together with written notice of such service to such party, shall be deemed effective service of process upon such party.

          15.14     Counterparts. This Agreement may be executed in any number of multiple counterparts, all of which shall constitute but one and the same original.

          15.15     Agreement Executed by Facsimile. This Agreement may be executed by facsimile originals and each copy of this Agreement bearing the facsimile transmitted signature of the authorized representatives of each party shall be deemed to be an original. Notwithstanding the validity of the facsimile originals, it is intended that two copies of the Agreement shall be manually executed by each party and delivered to the other party hereunder.

          15.16     Waiver of Jury Trial. EACH OF THE PARTIES HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY EXHIBIT OR SCHEDULE HERETO, OR ANY COURSE OF CONDUCT, COURSE OF DEALING OR STATEMENTS (WHETHER VERBAL OR WRITTEN) MADE BY THE PARTIES.

          15.17     Survival. No termination (regardless of cause or procedure) of this Agreement shall in any way affect or impair the powers, obligations, duties, rights, indemnities, liabilities, undertakings, covenants, warranties and/or representations of the parties with respect to times and/or events occurring prior to such termination, including the obligation to make payments in respect of obligations (including indemnification obligations) arising prior to the termination date. No powers, obligations, duties, rights, indemnities, liabilities, undertakings, covenants, warranties and/or representations of the parties with respect to times and/or events occurring after termination shall survive termination except 6.2 (Postage), 6.3(c) (Reconciliation of Disputes), 12.4 (Use of Retailer Marks), 12.7 (Confidentiality and Security Control), 13.3 (Bank’s Rights Following a Bank Termination Event), 13.5 (Retailer’s Rights Following a

Retailer Termination Event), 13.7 (Purchase Following Termination), 13.8 (Failure of Retailer to Purchase Accounts Following Termination), 15.4 (Severability), 15.5 (Governing Law), 15.6 (Captions), 15.8 (Entire Agreement), 15.9 (Notices), 15.10 (Binding Effect), 15.12 (Press Releases), 15.13 (Jurisdiction), 15.14 (Counterparts), 15.15 (Agreement Executed by Facsimile), 15.16 (Waiver of Jury Trial), 15.17 (Survival), Article 7 (Chargebacks) and Article 14 (Indemnification).

                    IN WITNESS WHEREOF, Bank and Retailer have caused this Agreement to be executed by their respective officers thereunto duly authorized as the date first above written.

WORLD FINANCIAL NETWORK NATIONAL BANK

By:	/s/ DANIEL T. GROOMES

Name:	Daniel T. Groomes
Title:	President

UNITED RETAIL GROUP, INC.

By:	/s/ GEORGE R. REMETA

Name:	George R. Remeta
Title:	Vice Chairman

UNITED RETAIL INCORPORATED

By:	/s/ JON GROSSMAN

Name:	Jon Grossman
Title:	Vice President – Finance

Exhibit A
Retailer Marks

THE AVENUE

AVENUE PLUS

SIZES UNLIMITED

SIXTEEN PLUS

SIZES WOMAN

SMART SIZE

SIZES GOLD

CLOUDWALKERS

AVENUE

AVENUE DIRECT

1

Exhibit B
Bank Privacy Policy

WORLD FINANCIAL NETWORK NATIONAL BANK

CUSTOMER PRIVACY STATEMENT

*******************

At World Financial Network National Bank (referred to as “we” or “us”) we are committed to providing you the finest products along with the highest level of service. To accomplish this, we gather, use and share certain personal information. This Customer Privacy Statement describes what information we gather, with whom we share it, and how you may direct us not to share certain information with certain parties.

1.     Our Personal Information Collection Practices.

We collect non-public personal information about you from the following sources:

•
Information we receive from you from various sources, including credit applications, registration or other forms or from the Internet, such as address, telephone number, e-mail address, social security number, and date of birth;

•	Information about your transactions with us, our affiliates, retailers, or others, such as account balance, payment history, and credit card usage;

•	Information we receive from consumer reporting agencies (also known as credit bureaus), such as your credit score and credit history; and

•	Information we receive from our affiliates and from third parties, such as household demographics.

2.     Our Personal Information Disclosure Practices.

We may disclose all of the non-public personal information that we collect, as described in paragraph 1 above. We may disclose such information whether or not you are a current customer or former customer.

We may disclose such non-public personal information about you to our affiliates and to the following types of third parties:

1

•	Financial service providers, such as insurance companies, consumer reporting agencies (also known as credit bureaus) and others;

•	Non-financial companies, such as retailers (including the retailer(s) where you may make purchases using your credit card issued by us), direct marketers, publishers, and others; and

•	Others, such as non-profit organizations.

We may also disclose non-public personal information about you to nonaffiliated third parties as permitted by law.

3.     Disclosure to Service Providers or Joint Marketers.

We may disclose all of the non-public personal information we collect, as described in paragraph 1 above, to companies that perform marketing or other services on our behalf or to other financial institutions with whom we have joint marketing agreements.

4.     Opt Out Procedures.

If you prefer that we not disclose non-public personal information about you to nonaffiliated third parties, you may opt out of those disclosures, that is, you may direct us not to make those disclosures (other than disclosures permitted by law). If you wish to opt out of disclosures to nonaffiliated third parties (other than disclosures permitted by law), you may do so by calling us toll-free at the number listed below for your account:

ACCOUNT NAME	TOLL FREE NUMBER
Client Name	X-XXX-XXX-XXXX
TDD/TTY	X-XXX-XXX-XXXX

For joint accounts, an opt out made by any one of the joint cardholders will apply to all of the joint cardholders on the same account.

Please allow several weeks for your opt out request to take effect. Your election to opt-out will remain in effect until revoked by you in writing.

Please understand that even if you choose to opt out, we will continue to share your non-public personal information with third parties as permitted by applicable law, including sharing your information with the retailer(s) where you may make purchases using your credit card issued by us.

2

5.     Data Security Procedures.

We restrict access to non-public personal information about you to those persons who need to know that information in connection with providing products or services to you. We may from time to time provide the retailer(s) where you may make purchases using your credit card issued by us with access to your non-public personal information. We maintain physical, electronic, and procedural safeguards to guard your non-public personal information.

6.     Changes to this Statement.

We may make changes to this Customer Privacy Statement at any time and will provide you with any notice of such changes as required by law. This statement replaces any other statements about our customer information practices.

7.     Compliance with State Laws.

We will also comply with more restrictive state laws to the extent that they apply.

3

CONFIDENTIAL TREATMENT REQUESTED

Confidential Treatment Requested: Information for which confidential treatment has been requested is omitted and is noted with “[****]”.  An unredacted version of this document has been filed separately with the Securities and Exchange Commission

Exhibit C
Credit Collateral Specifications

[****]

1

Exhibit 2.3
Account Terms and Conditions

•	Annual Percentage Rate: Variable at the Prime Rate plus 13.49% (minimum 22.8%, maximum 24.99%), compounded daily, includes fees.

•	Timing for Assessing Late Fee: At billing (due date + 5).

•	Method of Computing the Balance for Purchases: Average Daily Balance (including new purchases, finance charges and fees).

•	Grace Period for finance charges if Account paid in full before the next billing date: 25 days.

•	Annual Fee: None.

•	Minimum Finance Charge: $0.50.

•	Late Fee: Tiered Fees Based On Outstanding Balance.

	$0 - $20	$10 late fee

	$21 - $100	$20 late fee

	$101 and greater	$25 late fee

•	Return Payment Fee: $25.

•	Minimum Payment: Greater of 5.5556% of the balance due or $10.

•	Pay by Phone Fees: $7.00

CONFIDENTIAL TREATMENT REQUESTED

Confidential Treatment Requested: Information for which confidential treatment has been requested is omitted and is noted with “[****]”.  An unredacted version of this document has been filed separately with the Securities and Exchange Commission

Exhibit 3.4
Account Enhancement Services and Value-Added Programs

The parties agree as follows:

(a)  [****]

(b)  [****]

(c)  [****]

CONFIDENTIAL TREATMENT REQUESTED

Confidential Treatment Requested: Information for which confidential treatment has been requested is omitted and is noted with “[****]”.  An unredacted version of this document has been filed separately with the Securities and Exchange Commission

Exhibit 3.5
Monthly Master File Information

[****]

CONFIDENTIAL TREATMENT REQUESTED

Confidential Treatment Requested: Information for which confidential treatment has been requested is omitted and is noted with “[****]”.  An unredacted version of this document has been filed separately with the Securities and Exchange Commission

Exhibit 4.1(b)(1)
Bank Service Standards

Service	Service Level Standard

A. Voice Authorization
• [****]	[****] within [****] seconds
• [****]	[****]

B. Customer Service Phone Inquiry
• [****]	[****] within [****] seconds
• [****]	[****]

C. Mail Response Time
• [****]	[****] within [****] days
[****] within [****] days

• [****]	[****] day

D. Statement Processing
• [****]	[****]within
[****] days or less, except when a postal service holiday falls within such billing period.

E. Payment Processing
• [****]	[****] deposited same day,
[****] within [****] days

• [****]	1

F. Plastic Turnaround
• [****]	[****] within [****] Business Days of embossing tape output, [****] within [****] Business Days of embossing tape output

NOTE:  Service level standard shall be measured using a simple average for each calendar month.

CONFIDENTIAL TREATMENT REQUESTED

Confidential Treatment Requested: Information for which confidential treatment has been requested is omitted and is noted with “[****]”.  An unredacted version of this document has been filed separately with the Securities and Exchange Commission

Exhibit 4.1(b)(2)
Servicing Defect Fees

Service Failure	Servicing Defect Fee

A. Voice Authorization	[****]
B. Customer Service Phone Inquiry	[****]
C. Mail Response Time	[****]
D. Statement Processing	[****]
E. Payment Processing	[****]
F. Plastic Turnaround	[****]

CONFIDENTIAL TREATMENT REQUESTED

Confidential Treatment Requested: Information for which confidential treatment has been requested is omitted and is noted with “[****]”.  An unredacted version of this document has been filed separately with the Securities and Exchange Commission

Exhibit 4.7
Monthly Reports

[****]

CONFIDENTIAL TREATMENT REQUESTED

Confidential Treatment Requested: Information for which confidential treatment has been requested is omitted and is noted with “[****]”.  An unredacted version of this document has been filed separately with the Securities and Exchange Commission

Exhibit 4.11
Approval Rates

Within sixty (60) days after the Effective Date, Bank shall produce and deliver to Retailer a report, reasonably acceptable to Retailer, indicating the demographic mix of Applicants in respect of Credit Card Applications submitted to Bank during the twelve months preceding the Effective Date (the “Baseline Mix”). The report shall be based on credit bureau  scores obtained for Applicants in such period and indicate, by percentage of total Applicants, other than Applicants who have filed for bankruptcy, (a) the distribution of Applicants in the following score groupings: [****], or (b) such other distribution of Applicants agreed upon by the parties to reflect changes in credit bureau scoring.

After the Effective Date, Bank shall use reasonable efforts to ensure that the Approval Rate during any calendar year (including, for the avoidance of doubt, calendar year 2006) [****]

CONFIDENTIAL TREATMENT REQUESTED

Confidential Treatment Requested: Information for which confidential treatment has been requested is omitted and is noted with “[****]”.  An unredacted version of this document has been filed separately with the Securities and Exchange Commission

Exhibit 5.2
Pass-Through Expenses

[****]

CONFIDENTIAL TREATMENT REQUESTED

Confidential Treatment Requested: Information for which confidential treatment has been requested is omitted and is noted with “[****]”.  An unredacted version of this document has been filed separately with the Securities and Exchange Commission

Exhibit 6.1
Program Economics

1.           Daily Payment.  [****]

2.          Quarterly [****] Payment.  [****]

3.          Benefit Sharing Payment.  [****]

Exhibit 8.1(d)
Legal Name and Executive Office of Retailer

Retailer

United Retail Group, Inc.
365 West Passaic Street
Rochelle Park, NJ  07662

United Retail Incorporated
365 West Passaic Street
Rochelle Park, NJ  07662